SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

Washington Real Estate Investment Trust
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2012
Dear Shareholder,
You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust to be held on Thursday, May 24, 2012. A formal Notice of the meeting and a Proxy Statement describing the proposals to be considered and voted upon are enclosed.
The Board of Trustees has nominated three individuals for election as trustees at the meeting and recommends that shareholders vote in favor of their election. In addition to the election of the trustees, we are recommending your ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012. Lastly, with respect to executive compensation matters, we are recommending your approval of our executive compensation program in a non-binding advisory vote.
Regardless of the number of shares you own, your vote is important. Please read the Proxy Statement, then complete, sign and return your Proxy Card in the enclosed envelope. You may also authorize a proxy to vote via telephone or the Internet. Just follow the instructions on the enclosed card.

Best Regards,

/s/ John P. McDaniel
John P. McDaniel
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on May 24, 2012
This Proxy Statement and our 2011 Annual Report to Shareholders
are available at http://www.writ.com/proxy.
6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852
Telephone 301-984-9400 - Facsimile 301-984-9610 - Website www.writ.com

WASHINGTON REAL ESTATE INVESTMENT TRUST
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 3, 2012

Notice is hereby given that the Annual Meeting of Shareholders of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“WRIT,” “we” or “us”), will be held at the Bethesda North Marriott Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland (Northwest corner of Rockville Pike and Marinelli Rd., across the street from the White Flint Metro Stop) on Thursday, May 24, 2012, at 11:00 a.m., for the following purposes:

1.	To elect three trustees to serve until the annual meeting of shareholders in 2015 and until their successors are duly elected and qualify;

2.	To consider and vote upon ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012;

3.	To consider and vote on a non-binding, advisory basis upon the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K; and

4.	To transact such other business as may properly come before the meeting.
The trustees have fixed the close of business on March 15, 2012, as the record date for determining holders of shares entitled to notice of and to vote at the Annual Meeting.
Our Annual Report, Proxy Statement and a Proxy Card are enclosed with this Notice.
You are requested, whether or not you plan to be present at the Annual Meeting, to sign and promptly return the Proxy Card in the enclosed business reply envelope. Alternatively, you may authorize a proxy to vote by telephone or the Internet, if you prefer. To do so, you should follow the instructions on the enclosed Proxy Card.

By order of the Board of Trustees:

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

WASHINGTON REAL ESTATE INVESTMENT TRUST
6110 Executive Boulevard, Suite 800
Rockville, Maryland 20852
PROXY STATEMENT
General
This Proxy Statement is furnished by the Board of Trustees (the “Board”) of Washington Real Estate Investment Trust, a Maryland real estate investment trust (“WRIT,” “we” or “us”), in connection with its solicitation of proxies for exercise at the Annual Meeting of Shareholders to be held on May 24, 2012, and at any and all postponements or adjournments thereof. On or about April 3, 2012, we mailed a Shareholder Meeting Notice (including an Important Notice Regarding the Availability of Proxy Materials) to shareholders of record as of the close of business on March 15, 2012. This Proxy Statement, the form of Proxy and our Annual Report are first being furnished to shareholders on or about April 3, 2012.
Voting Matters
All properly executed proxies will be voted in accordance with the instructions contained therein. If no instructions are specified, proxies will be voted FOR the election of the trustee nominees listed on the Proxy Card, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 and FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. All proxies will be voted in the discretion of the proxy holders on any other matter to come before the meeting, unless otherwise instructed on the Proxy Card.
Abstentions and broker non-votes, if any, are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not authorize a proxy to cast a vote with respect to a particular proposal because the broker does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The treatment of abstentions and broker non-votes and the vote required to approve each proposal are set forth under each proposal below under the caption “Voting Matters.” You may revoke your proxy at any time prior to its exercise at the Annual Meeting by submitting, to the Corporate Secretary, a duly executed Proxy Card bearing a later date or by attending the Annual Meeting and voting in person or signing a written revocation of the Proxy Card.
If you hold your shares in “street name” (that is, through a broker or other nominee), you should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.
Our voting securities consist of common shares of beneficial interest, $0.01 par value per share (“common shares”), of which 66,274,838 common shares were outstanding at the close of business on March 15, 2012. WRIT has no other outstanding voting security. Each common share outstanding as of the close of business on March 15, 2012, will be entitled to one vote. The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. Shareholders do not have cumulative voting rights.
BOARD OF TRUSTEES AND MANAGEMENT
Board and Committee Matters
General
The Board consists of nine trustees divided into three classes of three trustees each. The terms of the current trustees continue until the Annual Meetings to be held in 2012, 2013 and 2014, and until their successors are duly elected and qualify. At each annual meeting, trustees are elected for a term of three years and until their successors are duly elected and qualify. WRIT's bylaws provide that no person shall be nominated for election as a trustee after his or her 72nd birthday, except under circumstances set forth in the bylaws.
The Board has determined that all trustees, with the exception of Mr. McKenzie, are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange.
The Board provides a process for shareholders and other interested parties to send communications to the entire Board or to any of the trustees. Shareholders and interested parties may send these written communications c/o Corporate Secretary, Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852. All communications will be compiled by the Corporate Secretary and submitted to the Board or the trustees on a periodic basis.

All members of the Board attended the Annual Meeting in 2011. The Board does not have a formal written policy requiring trustees to attend the Annual Meeting, although trustees have traditionally attended.
The Board held ten meetings in 2011. During 2011, each incumbent trustee attended at least 75% of the total number of meetings of the Board and committees on which he or she served (other than Mr. Golden, who attended 14 of 20 meetings, or 70%). WRIT's non-management trustees meet without management at regularly scheduled executive sessions that are presided over by Mr. McDaniel in his capacity as Chairman. In 2011, the Board met in executive session without the Chief Executive Officer six times.
Corporate Governance/Nominating Committee
The Corporate Governance/Nominating Committee held one meeting in 2011. The Corporate Governance/Nominating Committee members are Chairwoman White and Messrs. Nason, Russell and Winns. All members of the Corporate Governance/Nominating Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Corporate Governance/Nominating Committee performs the duties described in the Corporate Governance/Nominating Committee Charter adopted by the Board. The Corporate Governance/Nominating Committee Charter is available on our website, www.writ.com, and upon written request. Among other things, the Corporate Governance/Nominating Committee develops and recommends Corporate Governance Guidelines for Board approval and recommends nominees for election to the Board as outlined in the Corporate Governance/Nominating Committee Charter.
Trustee Selection Process
The Corporate Governance/Nominating Committee's process for the recommendation of trustee candidates, as it exists from time to time, is described in our Corporate Governance Guidelines. Set forth below is a summary of the process that the Corporate Governance/Nominating Committee currently utilizes for the consideration of trustee candidates. The Corporate Governance/Nominating Committee may, in the future, modify or deviate from this process in connection with the selection of a particular trustee candidate.

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The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership on an ongoing basis. Corporate Governance/Nominating Committee members and other Board members may recommend potential candidates for inclusion on such list. In addition, the Corporate Governance/Nominating Committee, in its discretion, may seek potential candidates from organizations, such as the National Association of Corporate Directors, that maintain databases of potential candidates. As well, shareholders may put forward potential candidates for the Corporate Governance/Nominating Committee's consideration by submitting candidates to the attention of the Corporate Governance/Nominating Committee at our executive offices in Rockville, Maryland. The Corporate Governance/Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

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The Corporate Governance/Nominating Committee annually reviews the attributes, skill sets and other qualifications for potential candidates (see current attributes, skill sets and other qualifications below) and may modify them from time to time based upon the Corporate Governance/Nominating Committee's assessment of the needs of the Board and the skill sets required to meet those needs.

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When the Corporate Governance/Nominating Committee is required to recommend a candidate for nomination for election to the Board at an annual or special meeting of shareholders, or otherwise expects a vacancy on the Board to occur, it commences a candidate selection process by reviewing all potential candidates against the current attributes, skill sets and other qualifications to determine whether a candidate is suitable for Board membership. This review may also include an examination of publicly available information and consideration of the New York Stock Exchange independence requirement, the number of boards on which the candidate serves, the possibility of interlocks, other requirements or prohibitions imposed by applicable laws, regulations or WRIT policies and practices, and any actual or potential conflicts of interest.

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The Corporate Governance/Nominating Committee then determines whether to remove any candidate from consideration as a result of the foregoing review. Thereafter, the Corporate Governance/Nominating Committee determines a proposed interview list from among the remaining candidates and recommends such interview list to the Board prior to direct discussion with any candidate.

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Following the Board's approval of the interview list, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact and interview the potential candidates on such list. After the completion of candidate interviews, the Corporate Governance/Nominating Committee determines a priority ranking of the potential candidates on the interview list and recommends such priority ranking to the Board.

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Following the Board's approval of the priority ranking, the Chairman of the Corporate Governance/Nominating Committee or, at his or her discretion, other trustees contact the potential candidates based on their order in the priority ranking. When a potential candidate indicates his or her willingness to accept nomination to the Board, the recommendation process is substantially complete. Subject to a final review of eligibility under WRIT policies and applicable laws and regulations using information supplied directly by the candidate, the Board then nominates the candidate.
The Corporate Governance/Nominating Committee's minimum qualifications and specific qualities and skills required for trustees, as they exist from time to time, are also set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines currently provide that each trustee candidate, at a minimum, should possess the following attributes: integrity, business judgment, credibility, collegiality, professional achievement, constructiveness and public awareness. Our Corporate Governance Guidelines also provide that, as a group, the independent trustees should possess the following skill sets and characteristics: financial acumen equivalent to the level of a public company chief financial officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the real estate industry or another industry with similar characteristics; public and/or government affairs acumen; corporate governance acumen, gained through service as a senior officer or director of a publicly-owned corporation or comparable academic or other experience; and diversity in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
Policy Regarding Diversity
The Board maintains a policy with regard to consideration of diversity in identifying trustee nominees. In October 2009, the Board revised our Corporate Governance Guidelines to add diversity as one of the five primary skill sets and characteristics that the independent trustees should possess as a group. As a result, consistent with this policy, the Corporate Governance/Nominating Committee specifically considers diversity as a factor in the selection of trustee nominees. As noted above, the Board defines diversity in our Corporate Governance Guidelines in terms of both the gender and ethnicity of the individuals involved and their various experiences and areas of expertise.
The Board and the Corporate Governance/Nominating Committee both assess the policy to be effective insofar as it has been actively incorporated into discussions of the Corporate Governance/Nominating Committee with respect to Board membership occurring since the policy was adopted.
Compensation Committee
The Compensation Committee met four times in 2011. Compensation Committee members are Chairman Civera, Messrs. Byrnes and Russell and Ms. White. All members of the Compensation Committee are “independent,” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Compensation Committee is responsible for making decisions and recommendations to the Board with respect to executive compensation. The Compensation Committee Charter is available on our website, www.writ.com, and upon written request.
Audit Committee
The Audit Committee met six times in 2011. The Audit Committee members are Chairman Nason and Messrs. Byrnes, Golden, Russell and Winns. All members of the Audit Committee are “independent” as that term is defined in the applicable listing standards of the New York Stock Exchange. The Board has determined that each member of the Audit Committee other than Mr. Winns qualifies as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee assists the Board in oversight of financial reporting, but the existence of the Audit Committee does not alter the responsibilities of WRIT's management and the independent accountant with respect to the accounting and control functions and financial statement presentation. For a more detailed description of the Audit Committee's duties and responsibilities, please refer to the “Audit Committee Report” on page 32 of this Proxy Statement. The Audit Committee Charter is available on our website, www.writ.com, and upon written request.
Board Leadership Structure
The Board has concluded that WRIT should maintain a Board leadership structure in which either the Chairman or a lead trustee is independent under the rules of the New York Stock Exchange. As a result, the Board adopted a Corporate Governance Guideline setting forth this policy on Board leadership. The Corporate Governance Guideline, which was originally adopted by the Board on October 22, 2009, and later updated on February 18, 2010 and May 18, 2010, is set forth below:
The Board annually elects one of its trustees as Chairman of the Board. The current Chairman of the Board is independent under the rules of the NYSE.
In the future, the Chairman of the Board may or may not be an individual who is independent under the rules of the NYSE (and may or may not be the same individual as the Chief Executive Officer). At any time that the Chairman of the Board is not an individual who is independent under the rules of the New York Stock Exchange, the Board will appoint a Lead Independent Trustee elected by the independent trustees. The Lead Independent Trustee has authority to:

•	preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent trustees;

•	serve as a liaison between the Chairman of the Board and the independent trustees;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	call meetings of the independent trustees; and

•	if requested by major shareholders, consult and directly communicate with such shareholders.
In 2010, the Board elected Mr. McDaniel as Chairman. Mr. McDaniel is an independent trustee under the listing standards of the New York Stock Exchange and previously served as the lead independent trustee under the Corporate Governance Guideline above.
The Board believes the leadership structure described in its Corporate Governance Guideline set forth above is appropriate because it ensures that the Board will have significant independent leadership regardless of whether, in the future, the Chairman is independent under the rules of the New York Stock Exchange.
Board Role in Risk Oversight
The Board has adopted a policy delineating the roles of the Board and its various committees in an ongoing risk oversight program for WRIT. As an initial matter, the Board considers actual risk monitoring and management to be a function appropriately delegated to WRIT management, with the Board and its committees functioning in only an oversight role. In this oversight role, the Board's policy provides that:

•	the Board will coordinate all risk oversight activities of the Board and its committees, including appropriate coordination with WRIT's business strategy

•	the Audit Committee will oversee financial reporting risk, risk relating to information technology systems and risk relating to REIT non-compliance

•	the Compensation Committee will oversee financial risk, financial reporting risk and operational risk, in each case arising from WRIT's compensation plans

•	the Corporate Governance/Nominating Committee will oversee executive succession risk and board function risk

•	the Investment Committee (which is currently comprised of all of WRIT's trustees) will oversee risks related to WRIT's acquisitions, dispositions and developments

•	the Finance Committee (which is currently comprised of Chairman Golden and Messrs. Byrnes, Civera and Winns) will assist the Board in overseeing financial risk

•	the Board will oversee all other risks applicable to WRIT, including operational, catastrophic and financial risks that may be relevant to WRIT's business
Under its policy, the Board also involves the Audit Committee in its risk oversight functions as required by applicable New York Stock Exchange rules.
Related Party Transactions
WRIT notes the following transactions involving members of the Board of Trustees:

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MedStar Health Systems is a tenant under commercial leases with WRIT entered into in the ordinary course of business. Mr. Civera serves in a board capacity (i.e., as a director and the non-executive Chairman) with MedStar Health but is not an employee, executive officer or shareholder of such organization (MedStar Health is a non-profit corporation).

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Lockheed Martin Corporation is a tenant under commercial leases with WRIT entered into in the ordinary course of business. Mr. Winns serves as an employee of Lockheed Martin but is not an executive officer, board member or 1% shareholder of such company. In addition, payments from Lockheed Martin to WRIT under the leasing arrangements are significantly less than 1% of either WRIT's or Lockheed Martin's 2011 gross revenues.

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Pepco Holdings, Inc., is a regulated utility in the Washington, D.C. area and provides electric supply to WRIT's properties in the ordinary course of business. Mr. Golden serves in a board capacity (i.e., as a director) with Pepco Holdings, Inc., but is not an employee, executive officer or 1% shareholder of such company.

For the specific reasons set forth above, we believe Messrs. Civera, Golden and Winns (i) are independent under applicable New York Stock Exchange standards and (ii) constitute “independent outsiders” under applicable Institutional Shareholder Services (ISS) guidance.
When a reportable related-party transaction arises, WRIT requires the review and approval of the Audit Committee. The Audit Committee will approve the transaction only if the Audit Committee believed that the transaction is in the best interest of WRIT. The Audit Commitee reviewed and approved the foregoing transactions.
Trustee Compensation
General
For 2011, our non-employee trustees (other than our Chairman) received an annual retainer of $35,000 (prorated, in the case of Mr. Winns, for his partial year of service on the Board commencing in July 2011) plus $1,500 per committee meeting. Our Chairman received an annual retainer of $110,000, with no additional compensation for committee meetings attended. Our Chairman does not sit on any of our committees, but routinely attends committee meetings in the course of exercising his duties as Chairman.
In addition, on December 1, 2011, each of the non-employee trustees (including our Chairman) received an annual $55,000 common share grant (prorated, in the case of Mr. Winns, for his partial year of service on the Board commencing in July 2011), with the number of common shares determined by the closing price of the common shares on the date of grant. These common shares vested immediately but are restricted in transfer so long as the trustee serves on the Board. Our Committee Chairs also received additional retainers as follows: Audit Committee, $12,917; Corporate Governance/Nominating Committee, $8,917; Compensation Committee, $8,917; and Finance Committee, $8,917. Audit Committee members were also paid an additional retainer of $3,750.
WRIT has approved a non-qualified deferred compensation plan for non-employee trustees which was amended and restated effective January 1, 2011. The plan allows any non-employee trustee to defer a percentage or dollar amount of his or her cash compensation or all of his or her share compensation. Cash compensation deferred will be credited with interest equivalent to the weighted average interest rate on WRIT's fixed rate bonds as of December 31 of each calendar year. The non-employee trustee may alternatively elect to designate that all of his or her retainer or all of his or her share compensation be converted into restricted share units at the market price of common shares as of the end of the applicable quarter. The restricted share units will be credited with an amount equal to the corresponding dividends paid on WRIT's common shares. Upon the expiration of a trustee's term, the compensation plus earnings can be paid in either a lump sum or in installments at the discretion of the trustee. Upon a trustee's death, the trustee's beneficiary will receive a lump sum pay out. The plan is unfunded and payments are to be made from general assets of WRIT.
Trustee Compensation Table
The following table summarizes the compensation paid by WRIT to non-employee trustees for the fiscal year ended December 31, 2011.

(a)	(b)	(c)	(f)	(j)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Change in Pension Value and Deferred Compensation Earnings (2) ($)	Total ($)
William G. Byrnes	55,250	54,994	—	110,244
Edward S. Civera	59,479	54,994	—	114,473
Terence C. Golden	59,667	54,994	547	115,208
John P. McDaniel	110,000	54,994	19,260	184,254
Charles T. Nason	58,417	54,994	14,678	128,089
Thomas Edgie Russell, III	50,688	54,994	—	105,682
Wendelin A. White	49,917	54,994	2,186	107,097
Vice Adm. Anthony L. Winns (RET.)	19,146	22,914	—	42,060

(1)
Aggregate options held by each non-employee trustee at December 31, 2011, are as follows: Mr. Byrnes, 0: Mr. Civera, 0; Mr. Golden, 0; Mr. McDaniel, 6,000; Mr. Nason, 2,000; Mr. Russell, 0; Ms. White, 0; and Mr. Winns, 0. Aggregate share awards to each non-employee trustee as of December 31, 2011, are as follows: Mr. Byrnes, 3,219; Mr. Civera, 10,280; Mr. Golden, 7,212; Mr. McDaniel, 14,436; Mr. Nason, 13,636; Mr. Russell, 10,280; Ms. White, 7,212; and Mr. Winns, 855. All share awards are fully vested. See “Ownership of Common Shares by Trustees and Executive Officers” on page 10.

(2)	Represents above market earnings on deferred compensation pursuant to the deferred compensation plan.

Trustee Background
General
The following table sets forth the names and biographical information concerning each of our continuing trustees and our trustee nominees. Each of our trustee nominees currently serves as a trustee.

NAME	PRINCIPAL OCCUPATION	SERVED AS TRUSTEE SINCE	AGE	TERM EXPIRES
Continuing Trustees
William G. Byrnes	Retired Managing Director, Alex. Brown & Sons	2010	61	2013
Edward S. Civera	Retired Chairman, Catalyst Health Solutions, Inc.	2006	61	2014
Terence C. Golden	Chairman, Bailey Capital Corporation	2008	67	2014
John P. McDaniel	Chairman, WRIT; Retired Chief Executive Officer, MedStar Health	1998	69	2013
George F. McKenzie	President and Chief Executive Officer, WRIT	2007	56	2013
Wendelin A. White	Partner, Pillsbury Winthrop Shaw Pittman LLP	2008	59	2014
Trustees Nominees
Charles T. Nason	Retired Chairman, President and Chief Executive Officer, The Acacia Group	2000	65	2012
Thomas Edgie Russell, III	Retired President, Partners Realty Trust, Inc.	2006	69	2012
Vice Adm. Anthony L. Winns (RET.)	Vice President - International Maritime Programs, Corporate International Business Development, Lockheed Martin Corporation	2011	56	2012
Continuing Trustees
Mr. William G. Byrnes has been a private investor since 2001. In September 2006, he founded, and is Managing Member of, Wolverine Partners, LLC, which operates MUTUALdecision, a mutual fund research business. Mr. Byrnes also was co-founder of Pulpfree d/b/a BuzzMetrics, a consumer-generated media research and marketing firm, and served as its Chairman from June 1999 until its sale in September 2005. Mr. Byrnes currently is a member of the board of directors of CapitalSource Inc., a commercial lender operating principally through its subsidiary CapitalSource Bank, and LoopNet, Inc., an information services provider to the commercial real estate industry. Mr. Byrnes spent 17 years with Alex Brown & Sons, most recently as a Managing Director and head of the financial institutions investment banking group. He has been a full-time and adjunct professor and member of the Board of Regents at Georgetown University. Mr. Byrnes brings the following experience, qualifications, attributes and skills to the Board:

•	Real estate investment banking and capital markets experience from his 17 years as an investment banker with Alex. Brown & Sons

•	REIT industry experience from his involvement over the last twelve years as an independent director of three publicly-traded REITs and an institutional fund focused on investing in REITs

•	Retail and residential real estate industry experience from his involvement as an independent director of Sizeler Property Investors from 2002 to 2006

•	Financial and accounting acumen from his 17 years in investment banking and his service as a public company director

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 37 years
Mr. Edward S. Civera served as the Chairman of the Board of Catalyst Health Solutions, Inc., a publicly traded pharmacy benefit management company (formerly known as HealthExtras, Inc.), from 2005 until his retirement in December 2011. He serves as Chairman of the MedStar Health System, a multi-institutional healthcare organization. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP), a publicly-traded healthcare company that was sold in 2000. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. During the past five years, Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his ten years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions

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REIT industry experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee

•	Medical office real estate industry experience from his involvement in real estate matters as Chairman of MedStar Health

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 24 years
Mr. Terence C. Golden has been Chairman of Bailey Capital Corporation, a private investment company in Washington, D.C. since 2000. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and director of Host Marriott Corporation (now known as Host Hotels & Resorts). Between 1991 and 1995, Mr. Golden was Chairman and Chief Executive Officer of Bailey Capital Corporation. Mr. Golden was Chief Financial Officer at The Oliver Carr Company, a D.C. area real estate company, from 1989 to 1991. From 1985 to 1988, Mr. Golden served as the head of the General Services Administration, and from 1984 to 1985, served as Assistant Secretary of the U.S. Department of the Treasury. Mr. Golden was a Founder and National Managing Partner of Trammell Crow Residential Companies, one of the largest residential development companies in the United States, from 1976 to 1984. He serves as a director of Host Hotels and Resorts, Pepco Holdings, Stemnion, Inc. (a biomedical research firm), the Federal City Council, Kipp DC, the District of Columbia Metropolitan Police Foundation, the Washington, D.C. Law Enforcement Selection Commission and Fight for Children (a non-profit foundation). Mr. Golden brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his five years as a public company chief executive at Host Marriott Corporation

•
Office and residential real estate industry operating, investment and development experience from his involvement as a Chief Financial Officer of The Oliver Carr Company and National Managing Partner of Trammell Crow Residential Companies

•
Office and industrial real estate leasing experience applicable to the D.C. leasing market from his service as head of the General Services Administration (which is the leasing organization for the federal government)

•	Financial and accounting acumen from his five years of service as a public company chief executive and three years of service as a chief financial officer

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 27 years
Mr.  John P. McDaniel served as Chief Executive Officer of MedStar Health, a multi-institutional healthcare organization, from 1982 until his retirement in January 2008. Since August 2008, he has served as Chairman of the Hickory Ridge Group, a private healthcare consulting, development and investment organization. Mr. McDaniel also serves on the boards of Medifast, Inc., Wittenberg University and the Mary and Daniel Loughran Foundation. Mr. McDaniel is past Chairman and current board member of the Greater Washington Board of Trade, a member and past Chairman of the Maryland State Racing Commission and a member of the Greater Baltimore Committee. Mr. McDaniel is a fellow of the American College of Healthcare Executives, a member of the Economic Club of Washington, a member of the National Association of Corporate Directors, and a trustee of the National Capitol Area Foundation. In the past, Mr. McDaniel has also served as a director of Georgetown University, the Federal City Council and the Greater Baltimore Committee. During the past five years, Mr. McDaniel has also served as a director of 1st Mariner Bancorp. Mr. McDaniel brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 26 years as a chief executive of MedStar Health

•	Medical office real estate industry experience from his involvement in real estate matters as chief executive of MedStar Health

•	Financial and accounting acumen from his 26 years as chief executive of a multi-institutional healthcare organization

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 42 years
Mr. George F. “Skip” McKenzie was elected to the Board and appointed President and Chief Executive Officer of WRIT in June 2007. Since joining WRIT in September 1996, Mr. McKenzie has served in executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the mid-Atlantic region. Mr. McKenzie currently is a member of the board of trustees of Chesapeake Lodging Trust, a public REIT investing in lodging real estate. Mr. McKenzie is also a member of the Economic Club of Washington, the Urban Land Institute and the International Council of Shopping Centers (ICSC). Mr. McKenzie brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his service as chief executive of WRIT

•
Office, medical office, industrial, retail and residential real estate industry operating, investment and development experience from his involvement as an executive at WRIT and as Vice President at Prudential Realty Group

•	Financial and accounting acumen from his 15 years as an executive at WRIT

•	Extensive familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 25 years
Ms. Wendelin A. White is a partner at Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), where she has practiced law since 1981. Ms. White is a former member of Pillsbury's Managing Board and is currently the head of the firm's D.C. real estate group. In 2007, 2008, 2009, 2010 and 2011, Ms. White was ranked by Chambers USA as a leading real estate attorney in the District of Columbia. She was named by the Washington Business Journal in 2005 as the top real estate transactional attorney in the region. She is also included in The Best Lawyers in America, Legal 500, PLC, and the Top 50 Women Washington, D.C. Super Lawyers. Ms. White concentrates her practice on development, acquisitions, dispositions and financings of commercial properties. Ms. White is a member of the Federal City Council and is General Counsel of the Economic Club of Washington. She is a member and past President of CREW (Commercial Real Estate Women) of Washington, D.C., and sits on CREW's Advisory Board. She also sits on the boards of Georgetown University Hospital and Chevy Chase Trust Company. As well, she is a member of the District of Columbia Building Industry Association (DCBIA). Ms. White brings the following experience, qualifications, attributes and skills to the Board:

•
Real estate transactional experience from her involvement in numerous purchase and sale, financing, joint venture, leasing, workout and other real estate transactions in her 31 years as a real estate attorney with Pillsbury and its predecessors

•	REIT industry experience from her past and current representation of other REITs in her law practice at Pillsbury and its predecessors

•	General legal experience from her 31 years as an attorney with Pillsbury and its predecessors

•	Involvement in the D.C. business community, including current service as General Counsel of the Economic Club of Washington and past service as President of CREW

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 31 years
Trustee Nominees
Mr. Charles T. Nason is retired Chairman and Chief Executive Officer of The Acacia Group, including Acacia Life, Acacia Federal Savings Bank and the Calvert Group LTD. He served Acacia from 1977 to 2005, including as Chief Executive Officer from 1988 to 2003. The Acacia Group is a Washington D.C. based financial services organization with assets under management in excess of $15 billion. Mr. Nason is a past Chairman and director of The Greater Washington Board of Trade and the Federal City Council. He served as a director of MedStar Health from 2001 to 2010 and was a member of the Economic Club of Washington. He is also a member of the Board of Trustees of Washington and Jefferson College, and served as its Chairman from 2007 to 2010. In addition, he is a past director of The American Council of Life Insurers and past Chairman of the Insurance Marketplace Standards Association. Mr. Nason brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of The Acacia Group

•
Real estate investment and lending experience from his roles in supervising as chief executive The Acacia Group's real estate purchase and sale decisions and in supervising as Chairman Acacia Federal Savings Bank's real estate construction and acquisition lending

•	Financial and accounting acumen from his 15 years of service as a chief executive of an insurance holding company

•	Involvement in the D.C. business community, including past service as Chairman of the Greater Washington Board of Trade

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 24 years

Mr. Thomas Edgie Russell, III served as President of Partners Realty Trust, Inc., a private real estate company which was previously engaged in the ownership of apartments, offices, and shopping centers, from 1990 until his retirement from active involvement in 2005. Mr. Russell currently serves as a director of Good Samaritan Hospital, a healthcare facility operated by MedStar Health; the Keswick Multi-Care Center, a not-for-profit organization providing skilled nursing care and adult day services; and The Robert Packard Center for ALS Research at Johns Hopkins, a not-for-profit organization. From 1988 to 1990, Mr. Russell was a director of Florida Rock Industries, a publicly traded construction materials company, prior to its being acquired by Vulcan Properties Company in 2007, and the Chief Operating Officer of its wholly-owned subsidiary, The Arundel Corporation. He held various executive positions with The Arundel Corporation for approximately 15 years prior to its being acquired by Florida Rock, including serving as Chief Financial Officer from 1981 to 1988. Mr. Russell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his 15 years as a chief executive of Partners Realty Trust

•	Office, retail and residential real estate industry experience from his involvement as a chief executive of Partners Realty Trust

•
Industrial real estate development experience from his involvement as Chief Financial Officer of The Arundel Corporation, which developed industrial properties in the Washington, D.C./Baltimore corridor

•	Financial and accounting acumen from his 15 years of service as a chief executive and seven years of service as a chief financial officer

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C./Baltimore corridor for 63 years (Mr. Russell is a Baltimore native)
Vice Adm. Anthony L. Winns (RET.) is Vice President, International Maritime Programs, Corporate International Business Development at Lockheed Martin Corporation, a position he has held since October 2011. Between July 2011 and October 2011, Mr. Winns was a defense industry consultant. Mr. Winns retired in June 2011 after 32 years of service in the United States Navy. He served as Naval Inspector General from 2007 to his retirement. From 2005 to 2007, Mr. Winns served as Director/Vice Director for Operations of the Joint Chiefs of Staff. Between 2003 and 2005, he was Deputy Director, Air Warfare Division for the Chief of Naval Operations. Prior to 2003, Mr. Winns served in other staff and leadership positions in Washington, D.C., including at the Bureau of Naval Personnel. He also served as commanding officer of several major commands, including the Pacific Patrol/Reconnaissance task force, the USS Essex, an amphibious assault carrier, and a naval aircraft squadron. Mr. Winns brings the following experience, qualifications, attributes and skills to the Board:

•
General enterprise management and strategic planning experience from his 10 years of service as a commanding officer of various military units (including a naval vessel) and 11 years of service in senior staff positions in the Pentagon

•
Government contracting experience from his three years of service managing U.S. Navy procurement programs as Deputy Director, Air Warfare Division for the Chief of Naval Operations (WRIT is a federal contractor and many of WRIT's largest tenants and potential future tenants are federal contractors)

•
Washington, D.C. area defense industry experience from his 15 years of service in staff positions in the Pentagon and current service as Vice President - International Maritime Programs, Corporate International Business Development for Lockheed Martin

•	General familiarity with D.C. area real estate by virtue of living and working in the Washington, D.C. region for 17 years
Management Background
The following table contains information regarding our executive officers and other officer (other than our President and Chief Executive Officer, Mr. McKenzie, who is listed above). These officers are appointed by the Board and serve at the Board's discretion.

NAME OF OFFICER	AGE	POSITION
William T. Camp	49	Executive Vice President and Chief Financial Officer
Laura M. Franklin	51	Executive Vice President Accounting, Administration and Corporate Secretary
Thomas C. Morey	40	Senior Vice President and General Counsel
Michael S. Paukstitus	61	Senior Vice President, Real Estate
Thomas L. Regnell	55	Senior Vice President, Acquisitions
James B. Cederdahl	53	Managing Director, Property Management

Mr. William T. “Bill” Camp joined WRIT in November 2008 as Executive Vice President and Chief Financial Officer - Elect and was elected to Executive Vice President and Chief Financial Officer on March 3, 2009. Prior to joining WRIT, he was Vice President, Assistant Director of Equities at Wachovia Securities, LLC where he was one of the lead portfolio managers overseeing the investment of approximately $7 billion. Prior to the merger between Wachovia Securities, LLC and A.G. Edwards & Sons, Inc. in October 2007, Mr. Camp served as Assistant Director of Equity and Fixed Income Research at A.G. Edwards from 2004. Previously, Mr. Camp served five years as Vice President, REIT Research Group Leader and seven years as a Senior Public Finance Investment Banker, also with A.G. Edwards.
Ms.  Laura M. Franklin joined WRIT in August 1993 as Assistant Vice President, Finance. In 1995, she was named Vice President, Chief Accounting Officer and Corporate Secretary of WRIT. Ms. Franklin was named Senior Vice President, Accounting, Administration and Corporate Secretary in May 2002 and was promoted to Executive Vice President in June 2007. Prior to joining WRIT, she was employed by The Reznick Group, specializing in audit and tax services for real estate clients. Ms. Franklin formerly served on the NAREIT Best Financial Practices Council and was a director of KEEN USA and KEEN Greater DC, a non-profit organization that provides recreational opportunities for children and young adults with mental and physical disabilities. Ms. Franklin is a Certified Public Accountant.
Mr.  Thomas C. Morey joined WRIT in October 2008 as Senior Vice President and General Counsel. Prior to joining WRIT, he served in a business role as Chief Operating Officer of Medical Funding Services, Inc., a provider of financial and administrative services to healthcare companies, from February 2006 to September 2008. Previously, Mr. Morey was a corporate partner with Hogan & Hartson LLP, a multi-national law firm (now known as Hogan Lovells), where he focused on capital market transactions, mergers and acquisitions, strategic investments and general business matters for national and regional office, retail, residential, lodging and other REITs. From 1997 to 1998, Mr. Morey was a corporate attorney with Jones Day in Dallas, Texas. Mr. Morey is a member of the Board of Directors of the Maryland Chamber of Commerce and also serves on the Finance Committee of the Maryland Chamber of Commerce.
Mr.  Michael S. Paukstitus joined WRIT in May 2007 as Senior Vice President of Real Estate. Before joining WRIT, Mr. Paukstitus was a principal in J&J Partnership, a real estate investment and development firm, from March 2006 to May 2007. From March 2004 to March 2006, Mr. Paukstitus served as a principal at Coldwell Banker Commercial Capitol Realty Services, a full-service commercial real estate brokerage firm. Mr. Paukstitus operated a real estate consulting firm, from March 2001 to March 2004. Prior to that, he served as Managing Vice President of The Prudential Insurance Company of America's Washington, D.C. commercial real estate operations, where he worked from 1983 to 2000. Mr. Paukstitus serves on the Board of Directors of the Montgomery County Chamber of Commerce, the Montgomery College Foundation and the Golden Triangle (D.C.) Business Improvement District. Mr. Paukstitus started his career in public accounting with Coopers and Lybrand, now PricewaterhouseCoopers, and is a Certified Public Accountant.
Mr. Thomas L. Regnell joined WRIT in January 1995 as Vice President, Acquisitions. Mr. Regnell was named Managing Director, Acquisitions in 2001 and was promoted to Senior Vice President, Acquisitions in October 2007. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.
Mr.  James B. Cederdahl was promoted to Managing Director, Property Management in January 2006. He joined WRIT as Senior Property Manager in August 1994 and was promoted to Director in 1999. Between 1984 and 1994, he performed management and leasing operations for a portfolio consisting of both retail and office buildings at Gates, Hudson, & Associates.
There are no family relationships between any trustee and/or executive officer. There are no reportable related-party transactions between any members of management and WRIT.
Ownership of Common Shares by Trustees and Executive Officers
The following table sets forth certain information concerning all common shares beneficially owned as of March 15, 2012 by each trustee, by each of the NEO's (as defined in “Executive Compensation” below) and by all trustees and executive officers as a group. Unless otherwise indicated, the voting and investment powers for the common shares listed are held solely by the named holder and/or the holder's spouse.

NAME	SHARES OWNED (1)(2)		PERCENTAGE OF TOTAL
William G. Byrnes	4,459		0.01%
William T. Camp	33,731		0.05%
Edward S. Civera	19,878		0.03%
Laura M. Franklin	92,515		0.14%
Terrence C. Golden	20,662		0.03%
John P. McDaniel	28,394		0.04%
George F. McKenzie	135,901	(3)	0.21%
Charles T. Nason	33,843		0.05%
Michael S. Paukstitus	34,199		0.05%
Thomas L. Regnell	55,581		0.08%
Thomas Edgie Russell, III	12,378		0.02%
Wendelin A. White	9,121		0.01%
Vice Adm. Anthony L. Winns (RET.)	869		0.00%
All Trustees and Executive Officers as a group (13 persons)	481,531		0.73%

(1)
Includes common shares subject to options exercisable within 60 days, as follows: Ms. Franklin, 11,588; Mr. McDaniel, 6,000; Mr. McKenzie, 19,975; Mr. Nason, 2,000; and all trustees and executive officers as a group, 39,563.

(2)
Includes common shares issuable, pursuant to vested restricted share units, upon the person's volitional departure from WRIT, as follows: Mr. Byrnes, 3,292; Mr. Camp, 9,750; Ms. Franklin, 13,243; Mr. McKenzie, 20,656; Mr. Nason, 2,085; Mr. Paukstitus, 6,706; Mr. Regnell, 6,866; Mr. Russell, 2,085; Ms. White, 3,292; Mr. Winns, 869; and all trustees and executive officers as a group, 57,221.

(3)	38,898 of Mr. McKenzie's shares are pledged as security under a loan agreement.

Ownership of Common Shares by Certain Beneficial Owners
WRIT, based upon Schedules 13G filed with the SEC, believes that the following persons currently beneficially own more than five percent of the outstanding common shares.

NAME	SHARES OWNED	PERCENTAGE OF TOTAL
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,857,498 (1)	10.35%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,735,349 (2)	8.65%
Vanguard Specialized Funds - Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	3,659,124 (3)	5.52%

(1)
Based upon Schedule 13G filed February 10, 2012. These securities are owned by various individual and institutional investors for which The Vanguard Group, Inc. serves as investment adviser with power to direct investments and/or power to vote the securities.

(2)	Based upon Schedule 13G filed February 10, 2012.

(3)	Based upon Schedule 13G filed January 26, 2012.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

CD&A Executive Summary
Commencing in June 2010 and continuing through February 2011, the Compensation Committee conducted an extensive review of WRIT's executive compensation philosophy and a fundamental redesign of our short-term and long-term incentive plans. The new short-term and long-term incentive plans, which were approved by the Compensation Committee and Board on February 17, 2011, became effective as of January 1, 2011. As a result, 2011 was a critical year for the Compensation Committee insofar as it involved -

•	completion of a comprehensive executive compensation redesign intended, among other matters, to increase the proportion of executive compensation that is performance-based, and
•	implementation and monitoring of the first year of operation of our redesigned executive compensation program.
The objectives of our executive compensation program are -
•	to allow WRIT to attract and retain talented executives
•	to provide incentives to achieve various financial performance objectives and strategic initiatives, and
•	to link compensation to shareholder results by rewarding competitive and superior performance.
The Compensation Committee designed our compensation program to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay based on financial performance. The Compensation Committee believes this design motivates performance consistent with WRIT's short- and long-term business objectives.

In addition to the comprehensive executive compensation redesign completed and implemented by the Compensation Committee, the Compensation Committee also took the following additional actions during 2011 -

•
implementation of modest salary increases ranging from 3.4% to 4.6% for all officers other than the Chief Executive Officer, and an 11.0% increase for the Chief Executive Officer to adjust base salary compensation for a significant pay disparity between WRIT's chief executive and the chief executive of companies in WRIT's 20-company peer group (by way of background, in 2009, to account for the recession and its effect on commercial real estate, the Compensation Committee reduced Chief Executive Officer and other executive base salary levels by 5% and 3%, respectively, from 2008 levels)

•
establishment of challenging target levels for actual core FFO per share, core FAD per share and same-store NOI growth performance levels of $2.04, $1.72 and 2.0%, which levels were particularly challenging in the context of the ongoing slowdown in the commercial real estate industry

•	recognition of exceptional performance by WRIT management in its strategic acquisitions/dispositions for 2011 including the following -
	•	completion of the most complex and largest volume of transactions in company history, with total transaction volume of approximately $770 million
	•	completion of a highly-complex and successful disposition of WRIT's industrial division, which disposition involved five separate sale transactions aggregating $350 million in proceeds
	•	completion of a sale of WRIT's Dulles Station West office asset for $58.8 million
	•	reinvestment of proceeds from the sale transactions above in office assets located in downtown Washington, D.C. or near Metro locations and in a retail center located in an affluent area
	•	initiation of two development joint ventures to build and own Class A multifamily assets at Metro locations inside the Washington, D.C. beltway
	•	the foregoing transactions represented, in the view of the Compensation Committee, aggressive and highly-successful execution of the transactional components of WRIT's strategic plan
•
recognition of a continuing challenged real estate industry environment for WRIT and its peer companies, resulting in actual core FFO per share, core FAD per share and same-store NOI growth performance levels of $1.96, $1.62 and 0.1%, respectively

•
determination not to make any discretionary performance level adjustments to such actual 2011 core FFO per share, core FAD per share and same-store NOI growth performance levels, notwithstanding the continuing challenged real estate industry environment for WRIT and its peer companies

Compensation Objectives and Peer Group Analysis
As noted above, WRIT's executive compensation program materially changed in 2011. The new executive compensation program primarily consists of base salary, the short-term incentive plan (the "STIP") and the long-term incentive plan (the "LTIP"). The STIP consists of annual cash and restricted share awards. The LTIP consists of awards of unrestricted shares and restricted shares. The STIP and LTIP are significantly different from their predecessor plans. WRIT's supplemental executive retirement plan, deferred compensation plan and various perquisites were not changed during 2011.
The objectives of our executive compensation program are -

•	to allow WRIT to attract and retain talented executives

•	to provide incentives to achieve various financial performance objectives and strategic initiatives, and

•	to link compensation to shareholder results by rewarding competitive and superior performance.
The Compensation Committee designed our compensation program to reward the achievement of specific annual and long-term goals by providing the majority of compensation in the form of variable pay that is based on financial performance. The Compensation Committee believes this design motivates performance consistent with WRIT's short- and long-term business objectives.
The Compensation Committee established new compensation guidelines in the development of the new executive compensation program. In the prior executive compensation program, the Compensation Committee sought to ensure that the Chief Executive Officer, the Executive Vice Presidents and the Senior Vice Presidents were compensated at no less than the median of companies in the NAREIT compensation survey and a group of 20 public REITs. In developing the new executive compensation program, the Compensation Committee established the following compensation guidelines:

•	executive base salaries should generally approximate the median, but there should also be flexibility to address particular individual circumstances that might require a different result, and

•
total direct compensation should approximate the 75th percentile of the peer group in circumstances where management has achieved “top level performance” in operational performance and strategic initiatives.

The Compensation Committee uses the 20-company peer group set forth below for comparative purposes in determining future executive compensation. Due to WRIT's unique property-type diversification and geographic focus, it is difficult to build a peer group that matches WRIT's exact business model. The Compensation Committee's comparison was based on survey data compiled by FPL Associates, in its capacity as an independent consultant serving the Compensation Committee. FPL Associates compared the compensation of WRIT's named executive officers listed on page 25 (NEOs) to the compensation of similarly situated executives employed by companies in the NAREIT compensation survey and the 20-company peer group. The companies in the selected group vary in size, both smaller and larger than WRIT, but were recommended by FPL Associates as appropriate comparable companies based on their approximate size and the complexity of their real estate businesses. The 20-company peer group set forth below is also utilized for the relative total shareholder return component of the LTIP.

Brandywine Realty Trust	Eastgroup Properties, Inc.	Home Properties Inc.	PS Business Parks, Inc.

Corporate Office Properties Trust	Equity One Inc.	Lexington Realty Trust	Realty Income Corporation

Cousins Properties Incorporated	Federal Realty Investment Trust	Liberty Property Trust	Regency Centers Corporation

DCT Industrial Trust Inc.	First Potomac Realty Trust	National Retail Properties, Inc.	Saul Centers, Inc.

Duke Realty Corporation	Highwoods Properties Inc.	Post Properties, Inc.	Weingarten Realty Investors
FPL Associates' data compared the compensation of WRIT officers based on base salary and total direct compensation, which included base salary, annual incentive compensation and an annualized present value of long-term incentive compensation. The Compensation Committee considers the amount and mix of base and variable compensation by referencing, for each executive level and position, the prevalence of each element and the level of compensation that are provided in the market based on the FPL Associates comparison analysis.
The Compensation Committee takes into account current financial performance in its evaluation of executive compensation. In particular, the Compensation Committee takes into account current financial performance in determining the payouts of short-term and long-term incentives.
Base Salary
The Compensation Committee reviews and approves salary recommendations annually. For 2011, the Compensation

Committee determined base salaries based on the considerations described above. In particular, the Compensation Committee, acting in consultation with FPL Associates, elected to increase 2011 base salaries of the Chief Executive Officer, the two Executive Vice Presidents and the three Senior Vice Presidents. As a result, the 2011 base salaries determined by the Compensation Committee were $460,000 (up 11.0% from the 2010 level of $414,375) for the Chief Executive Officer, $340,000 (up 4.6% from $325,050) for each of the two Executive Vice Presidents and $280,000 (up 3.4% from $270,875) for each of the three Senior Vice Presidents. These salary increases, other than the Chief Executive Officer's, were intended to ensure that executive salaries generally approximate the median of the peer group.
In determining the salary level of the Chief Executive Officer, the Compensation Committee noted that the level of chief executive compensation at WRIT was significantly below the median for chief executive compensation at the other companies in the 20-company peer group. As a result of such disparity, the Compensation Committee increased chief executive base salary higher than the other executives, with the Compensation Committee's ultimate intention being to provide a base salary level of $500,000 in 2012. This new level is intended to bring Mr. McKenzie closer to the median of the 20-company peer group (although, even at such new salary level, Mr. McKenzie would still remain below the median of the 20-company peer group).
Based on the fair value of equity awards granted to the NEOs in 2011 and the base salary of the NEOs, salary accounted for approximately 16% of the total compensation of the NEOs while incentive and other compensation accounted for approximately 84% of the total compensation.

Short-Term Incentive Plan (STIP)
Plan Summary
Under the STIP, executives are provided the opportunity to earn awards, payable 50% in cash and 50% in restricted shares, based on achieving various performance objectives within a one-year performance period (except for a portion of such restricted share awards equivalent to 15% of an executive's base salary which are exclusively service-based). Each executive's total award opportunity under the STIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

		Cash Component (50%)			Restricted Share Component (50%)
		Threshold	Target	High	Threshold	Target	High
President and Chief Executive Officer	Performance-based	58%	113%	195%	43%	98%	180%
	Service-based	—%	—%	—%	15%	15%	15%
Executive Vice President	Performance-based	48%	93%	160%	33%	78%	145%
	Service-based	—%	—%	—%	15%	15%	15%
Senior Vice President	Performance-based	35%	65%	115%	20%	50%	100%
	Service-based	—%	—%	—%	15%	15%	15%
Managing Director	Performance-based	25%	50%	88%	10%	35%	73%
	Service-based	—%	—%	—%	15%	15%	15%
STIP performance is evaluated on the following performance goals and weightings:
Financial Goals
•Core funds from operations (FFO) per share (20%)
•Core funds available for distribution (FAD) per share (20%)
•Same-store net operating income (NOI) growth (20%)
The specific metrics underlying the financial performance goals were set by the Compensation Committee within the first 90 days of the one-year performance period (taking into account input from the Board and the Chief Executive Officer). Under the STIP as it existed in 2011, if achievement of the metrics of a financial goal fell between threshold and target levels or between target and high levels, the amount of the associated award would be determined by linear interpolation. If achievement of the metrics of a financial performance goal fell below threshold level, the portion of the award that was dependent on the financial performance goal would not be paid.
Core FFO per share is calculated by adjusting FFO per share for (1) gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties and (3) property impairments, as appropriate. Core FAD per share is calculated by adjusting FAD per share for (1) cash gains or losses on extinguishment of debt, (2) costs related to the acquisition of properties and (3) property impairments, as appropriate. Core FFO per share and core FAD per share under the STIP are interpreted to exclude the impact of the two-class method as defined in generally accepted accounting principles when computing earnings per share. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization and general and administrative expenses. For purposes of evaluating comparative operating performance, we categorize our properties as “same-store” or “non-same-store”. A same-store property is one that was owned for the entirety of the periods being evaluated. A non-same-store property is one that was acquired or placed into service during either of the periods being evaluated.
FFO per share has wide acceptance as a reported measure of REIT operating performance. FFO per share is equal to a REIT's net income, excluding gains or losses from sales of property, plus real estate depreciation. FAD per share is calculated by subtracting from FFO per share (1) recurring expenditures, tenant improvements and leasing costs that are capitalized and amortized and are necessary to maintain our properties and revenue stream, and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense, and (5) amortization and expensing of restricted share and unit compensation and adding or subtracting (6) non-cash gain/loss on extinguishment of debt, as appropriate, and (7) the amortization of lease intangibles, as appropriate.
Under the STIP as it existed in 2011, the STIP provided that the Compensation Committee could make an assessment of market conditions for each year and adjust actual core FFO per share, core FAD per share and same-store NOI performance outcome measures accordingly. However, the STIP provided that any adjustments by the Compensation Committee would in all cases be 5% or less (added or subtracted to the performance outcome) and would be applied at the discretion of the Compensation Committee. In 2012, the Compensation Committee revised its ability to apply discretion in determining award outcomes for financial performance goals, as set forth under “2012 Revisions to STIP” below.
Acquisition/Disposition and Individual Goals
•Strategic acquisition/disposition activity (20%)
•Individual objectives (20%)
At the completion of the one-year performance period, fulfillment of the foregoing goals is evaluated (1) with respect to strategic acquisition/disposition activity, by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic acquisition/disposition activity to be provided by the Chief Executive Officer), and (2) with respect to individual objectives, by the Compensation Committee in its discretion with respect to the Chief Executive Officer and by the Chief Executive Officer in his discretion with respect to all other executives. At the conclusion of the one-year performance period, the Compensation Committee or Chief Executive Officer, as applicable, evaluates performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement of an acquisition/disposition or individual goal falls below threshold level, the portion of the award that is dependent on the acquisition/disposition or individual goal will not be paid.
The financial, acquisition/disposition and individual performance goals are re-evaluated on an annual basis as to their appropriateness for use in subsequent annual programs under the STIP based on any potential future changes in WRIT business goals and strategy. Any modification is approved by the Compensation Committee and Board.
With respect to the 50% of the STIP award payable in restricted shares, the restricted shares (i) vest over a three-year period commencing on the January 1 following the end of the one-year performance period (or, in the case of the service-based restricted shares component, on January 1 of the one-year performance period), (ii) consist of a number of shares determined by dividing the dollar amount payable in restricted shares by the closing price per share on such January 1 (or, in the case of the service-based restricted shares component, on January 1 of the one-year performance period) and (iii) are issued within 2 1/2 months of the end of the one-year performance period (or, in the case of the service-based restricted shares component, as of January 1 of the one-year performance period). The restricted shares are awarded out of and in accordance with WRIT's 2007 Omnibus Long Term Incentive Plan. WRIT pays dividends currently on the restricted shares described in this paragraph. For the avoidance of doubt, because performance-based restricted shares under the STIP are only issued after the one-year performance period has ended, no dividends are paid on these shares until performance has been achieved.
If, during the three-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by WRIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, or a Change in Control occurs, the restricted shares awarded under the STIP immediately vest. “Retire” in this context means to resign after reaching age 65 or after reaching age 55 and working at WRIT for at least 20 years. “Cause,” “Good Reason,” Disability” and “Change of Control” have the meanings set forth in the STIP.
With respect to the 50% of the award payable in cash under the STIP, 80% of such cash portion was payable by December 31st of the one-year performance period under the STIP as it existed in 2011. The remaining cash balance was payable within 2 1/2 months of the end of the performance period. The executive may elect to defer up to 80% of the cash portion pursuant to WRIT's Deferred Compensation Plan for Officers. If the executive makes such election, the cash is converted to restricted share units and WRIT will match 25% of deferred amounts in restricted share units. In 2012, the Compensation Committee revised the matters set forth in this paragraph as set forth under “2012 Revisions to STIP” below.
The executive must be employed on the last day of the performance period to receive a performance-based STIP award, subject to the following exceptions. If during the performance year, the executive's employment is terminated by WRIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, the executive will receive an award under the STIP calculated based upon actual results for the full one-year performance period, but the award will be prorated based on the period of employment during the one-year performance period through the date of such event and the portion of the award paid in restricted shares will immediately vest. If a Change in Control occurs during the one-year performance period, the performance goals under the STIP will be prorated based on the period of time during the one-year performance period through the date of the Change in Control, the executive will receive a performance-based award under the STIP that is prorated based on the period of employment during the one-year performance period through the date of the Change in Control and the portion of the award paid in restricted shares will immediately vest.
2011 STIP Determinations by Compensation Committee

In the case of core FFO per share, core FAD per share and same-store NOI growth objectives, management initially proposed the 2011 threshold, target and high performance levels under the STIP, and these performance levels were then reviewed by the Compensation Committee. In reviewing these performance levels, the Compensation Committee analyzed and discussed WRIT's 2011 business projection and budget materials and considered the potential for achieving the results expected in such materials. After this review, the Compensation Committee established the following threshold, target and high performance levels under the STIP:

	Threshold	Target	High
Core FFO per share	$1.94	$2.04	$2.19
Core FAD per share	$1.62	$1.72	$1.86
Same-store NOI growth	(0.3)%	2%	7.7%
The actual performance levels for 2011 recognized by the Compensation Committee for core FFO per share, core FAD per share and same-store NOI growth calculated as set forth above were $1.96, $1.62 and 0.1%. As noted above, the STIP provides that the Compensation Committee may make an assessment of market conditions for each year and adjust actual core FFO per share, core FAD per share and same store NOI performance outcome measures accordingly. However, the STIP provided that any adjustments by the Compensation Committee would in all cases be 5% or less (added or subtracted to the performance outcome) and would be applied at the discretion of the Compensation Committee. In 2011, the Compensation Committee determined not to make adjustments to financial performance outcomes based on market conditions.
In the case of the strategic acquisition/disposition activity objective, the Compensation Committee reviewed the level of WRIT activity in this area over the course of 2011. In particular, the Committee noted that in 2011:

•	WRIT management completed the most complex and largest volume of transactions in company history, with total transaction volume of approximately $770 million

•	WRIT management completed a highly-complex and successful disposition of WRIT's industrial division, which disposition involved five separate sale transactions aggregating $350 million in proceeds

•	WRIT management completed a sale of WRIT's Dulles Station West office asset for $58.8 million

•	WRIT management reinvested proceeds from the sale transactions above in office assets located in downtown Washington, D.C. or near Metro locations and in a retail center located in an affluent area

•	WRIT management initiated two development joint ventures to build and own Class A multifamily assets at Metro locations inside the Washington, D.C. beltway

•	The foregoing transactions represented, in the view of the Compensation Committee, aggressive and highly-successful execution of the transactional components of WRIT's strategic plan
Based on the foregoing record of transactions, the Compensation Committee assessed management's acquisition/disposition activity to be exceptional, and awarded an achievement level of 3 (on a scale of 1 to 3, with 3 being the highest level of achievement).
In the case of individual objectives, the objectives were set by the participant's supervisor or, in the case of the Chief Executive Officer, by the Compensation Committee. The participant's supervisor or, in the case of the Chief Executive Officer, the Compensation Committee determined each participant's actual accomplishment compared to the objectives for such participant. For 2011, the individual objectives for each NEO were as follows:

•
Mr. McKenzie's objectives included (i) operational and strategic goals, including the successful disposition of the industrial division and reinvestment of proceeds, upgrading the quality and growth potential of the WRIT portfolio through strategic dispositions, exceeding core FFO per share and core FAD per share goals, and addressing strategic vacancies, (ii) financial and balance sheet goals, including maintaining WRIT's dividend, improving coverage of the dividend with FAD, maintaining Baa1 and BBB+ credit ratings from Moody's and Standard & Poor's, respectively, and refinancing WRIT's credit facility line with Wells Fargo, and (iii) other administrative or miscellaneous goals, including ensuring effective communication with the Board, corporate governance improvements and investor outreach.

•
Mr. Camp's objectives included (i) capital planning and financing activity, including refinancing WRIT's credit facility line with Wells Fargo, monitoring debt covenants to determine need for additional equity capital and developing financing solutions for acquisitions and JV structures, (ii) strategic planning activity, including monitoring and reporting to the Board on progress with WRIT's strategic plan and working with internal business units to evaluate progress towards the strategic plan, (iii) external relations activity, including building relationships with commercial and investment banks, ratings agencies and shareholders, (iv) other administrative activity, including ensuring accountability among asset management, property management and leasing staff for financial results and employees relations matters, and (v) professional development activity, including expanding his knowledge in critical processes of the firm.

•
Ms. Franklin's objectives included (i) financial/tax activity, including coordinating timely SEC and regulatory filings and ensuring operational and financial controls, (ii) organizational and administration activity, including implementation of middle management incentive compensation plans, administration of Board and committee matters, assistance in staffing of development department and career development of high potential employees, and (iii)  technology activity, including disaster recovery system implementation and accounting system upgrades.

•
Mr. Paukstitus' objectives included (i) revenue enhancement activity, including exceeding same-store property NOI goals, reducing vacancy in the same-store portfolio and achieving significant leasing at WRIT's major vacancies, (ii) strategic initiative activity, including assisting with the sale of the industrial division, supporting WRIT's acquisition program, hiring a medical division asset manager and coordination of specific development tasks, (iii) expense control activity, including achieving actual property expense levels below budget and contributing to corporate expense reductions, and (iv) administrative activity, including attending to various personnel matters within WRIT's operations department.

•
Mr. Regnell's objectives included (i) transactional activity, including completion of acquisitions at a level consistent with WRIT's strategic plan, the successful sale of the Dulles Station office building and the sourcing of multifamily development transactions, (ii) operational activity, including the review of WRIT properties against long-term asset sale criteria, and (iii) other administrative or miscellaneous goals, including attending industry conferences and other events to ensure WRIT is active in the Washington, D.C. investment community.

The actual payout amounts for 2011 under the STIP are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.
At the request of the Compensation Committee, an internal audit was performed to review management's calculations for the STIP to confirm that they comply with the STIP. This internal audit was then presented to the Compensation Committee for its review and acceptance.
2012 Revisions to STIP
On February 15, 2012, the Compensation Committee revised the STIP for performance years 2012 and later to provide greater flexibility to recognize both challenges to WRIT, and/or positive external circumstances that have beneficially impacted WRIT, in the satisfaction of WRIT's financial performance goals.

Under the STIP as revised, at the completion of the one-year performance period, fulfillment of our financial performance goals will be evaluated in the aggregate by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on satisfaction of such financial performance goals to be provided by the Chief Executive Officer). At the conclusion of the performance period, the Compensation Committee will evaluate aggregate financial goal performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement of the aggregate financial goal performance falls below threshold level (i.e., rated by the Compensation Committee below a level of 1), the portion of the award that is dependent on aggregate financial goal performance will not be paid. Under the STIP as revised, the financial metrics that the Compensation Committee will consider in determining aggregate financial goal performance will continue to be core FFO per share, core FAD per share and same-store NOI growth.

Instead of each of the foregoing metrics carrying a 20% weight (as provided in the STIP as it existed in 2011), our performance under these metrics will be judged by the Compensation Committee in the aggregate and their aggregate weighting will equal 60%. The Compensation Committee will no longer establish specified financial performance targets for these metrics, but rather will determine guideline expectations for each metric. The Compensation Committee will then make a year-end assessment of our absolute performance, our performance relative to other companies in our industry, the challenges faced by us and/or the positive external circumstances that may have beneficially impacted our performance.
In addition to the foregoing amendment to the STIP, the Compensation Committee also revised the STIP to provide that the performance-based components of the award (both cash and restricted shares) will be paid within 2½ months after the end of the performance period. Under the STIP as it existed in 2011, 80% of the cash portion of awards was payable by December 31st of the one-year performance period, and the remaining cash balance was payable within 2½ months of the end of the performance period.
Long-Term Incentive Plan (LTIP)
Plan Structure
Under the LTIP, executives are provided the opportunity to earn awards, payable 50% in unrestricted shares and 50% in restricted shares, based on achieving various performance objectives within a three-year performance period (commencing on January 1, 2011 and concluding on December 31, 2013). Each executive's total award opportunity under the LTIP, stated as a percentage of base salary, for the achievement of threshold, target and high performance requirements is set forth in the table below:

	Threshold	Target	High
For comparison purposes to long-term incentive plans of other companies, the percentages in the table at left reflect annualized percentages. In order to calculate awards at the conclusion of the three-year performance period, these percentages will be multiplied by three to account for each year in the performance period.

President and Chief Executive Officer	80%	150%	270%
Executive Vice President	50%	95%	170%
Senior Vice President	40%	80%	140%
Managing Director	35%	65%	115%
For purposes of calculating award payouts at the conclusion of the three-year performance period, the level of salary will be determined for each executive as of January 1, 2011. Notwithstanding the foregoing, the Chief Executive Officer's salary, for purposes of calculating awards under the LTIP, will be deemed to be $500,000 (reflecting the Compensation Committee's expectation, at the time the LTIP was adopted, to increase such salary over time to align more closely with chief executive salaries of companies in the 20-company peer group utilized by the Compensation Committee).
LTIP performance will be evaluated on both the following performance goals and weightings:
TSR Goals

•	Absolute total shareholder return (TSR) (20%)

•	Relative TSR (20%)

For purposes of calculating TSR-related metrics, the “starting price” will equal the average closing price for the 20-day period ending December 1, 2010 and the “ending price” will be equal to the average closing price for the 20-day period ending December 1, 2013. For absolute TSR, threshold, target and high performance levels will be 6%, 8% and 10% total shareholder return over the performance period (calculated on a per annum basis). If absolute TSR falls between 6% and 8% or between 8% and 10%, absolute TSR will be rounded to the closest TSR percentage in increments of 0.5% (e.g., 8.3% will be rounded to 8.5%) and the portion of the LTIP award that is dependent upon TSR will be determined by linear interpolation. For relative TSR, WRIT's TSR performance will be measured over the performance period against the 20-company peer group utilized by the Compensation Committee commencing in 2010. Threshold, target and high performance levels for relative TSR will be the 33rd, the 51st and the 76th percentiles, respectively. If relative TSR falls between the these percentiles, the actual relative TSR performance level will be isolated to a particular interim band of performance (with an associated payout level in between threshold and target performance levels, or target and high performance levels, as applicable). For both absolute and relative TSR goals, if actual TSR falls below the applicable threshold level, the portion of the award that is dependent on such goal will not be paid.
Strategic Plan Goals

•	Strategic plan fulfillment (60%)
At the completion of the three-year performance period, strategic plan fulfillment will be evaluated by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic plan fulfillment to be provided by the Chief Executive Officer). This evaluation will consider, among other factors:

•	maintenance of an appropriate core FAD/share growth rate

•	maintenance of an appropriate debt/EBITDA ratio

•	maintenance of an appropriate debt service coverage ratio

•	maintenance of an appropriate core FAD/dividend coverage ratio

•	development of WRIT's management team

•	formation of appropriate strategic partnerships

•	creation of appropriate development transactional activity at WRIT

•	overall improvement of the quality of the WRIT portfolio
in each case at levels and in manners that promote the fulfillment of WRIT's strategic plan. The Compensation Committee may provide informal guidelines from time to time with respect to the financial criteria noted above based on current market conditions, but has advised WRIT management that its final determination of strategic plan fulfillment at the end of the three-year performance period will not be bound by any such guidelines. At the conclusion of the three-year performance period, the Compensation Committee will evaluate performance on a scale of 1 (threshold), 2 (target) or 3 (high). If achievement falls below threshold level, there will be no award.
The LTIP awards will be payable 50% in unrestricted shares and 50% in restricted shares, and will be awarded out of and in accordance with WRIT's 2007 Omnibus Long Term Incentive Plan. These unrestricted shares and restricted shares will (i) in the case of the restricted shares only, vest over a one-year period commencing on the January 1 following the end of the three-year performance period, (ii) consist of an aggregate number of shares determined by dividing the dollar amount payable in unrestricted shares and restricted shares by the closing price per share on such January 1 and (iii) be issued within 2 1/2 months of the end of the three-year performance period. WRIT will pay dividends currently on the restricted shares described above in this paragraph. For the avoidance of doubt, because restricted shares under the LTIP will only be issued after the three-year performance period has ended, no dividends will be paid on these shares until performance has been achieved.
If, during the one-year vesting period for the restricted shares described in the previous paragraph, the executive's employment is terminated by WRIT without Cause, or the executive resigns for Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, or a Change in Control occurs, the restricted shares awarded under the LTIP will immediately vest. “Cause,” “Good Reason,” Disability” and “Change of Control” have the meanings set forth in the LTIP.
The executive must be employed on the last day of the performance period to receive a LTIP award, subject to the following exceptions. If during the three-year performance period, the executive's employment is terminated by WRIT without Cause, or the executive resigns with Good Reason, retires, dies or becomes subject to a Disability while employed by WRIT, the executive will receive an award under the LTIP calculated based on (1) actual levels of performance as of the date of such event with respect to the portions of the award that are based on absolute TSR and relative TSR (i.e., 40% in the aggregate) and (2) target levels of performance with respect to the portion of the award based on strategic plan fulfillment (i.e., 60%), but in either case the award will be prorated based on the period of employment during the three-year performance period through the date of such event and the prorated portion of the award will immediately vest. If a Change in Control occurs while the executive is employed by WRIT during the three-year performance period, the executive will receive an award calculated in a similar manner as described in the immediately preceding sentence (provided, however, that the award will not be prorated based on the period of employment during the performance period through the date of such event) and the award will immediately vest. In all of the foregoing cases, payment of the award will be accelerated.
The grant date fair values for the LTIP awards for 2011 are presented in the Summary Compensation Table and related footnotes within this Proxy Statement.
2011 LTIP Determinations by Compensation Committee

As noted above, the strategic plan fulfillment component of the LTIP will be evaluated by the Compensation Committee in its discretion (taking into account input from the Board and a written presentation on strategic plan fulfillment to be provided by the Chief Executive Officer). Such evaluation will take place on or about the end of the three-year performance period (i.e., December 31, 2013). As a result, in accordance with the LTIP, the Compensation Committee made no binding compensation determinations during 2011.
Other Components of Executive Compensation Program
Supplemental Executive Retirement Plan
Because the U.S. Internal Revenue Code limits the benefits that would otherwise be provided by our qualified retirement programs, WRIT provides a supplemental executive retirement plan (“SERP”) for the benefit of the NEOs. This plan was established in November 2005 and is a defined contribution plan under which, upon a participant's termination of employment from WRIT for any reason other than death, discharge for cause, or total and permanent disability, the participant will be entitled to receive a benefit equal to the participant's accrued benefit times the participant's vested interest. A participant's benefit accrues over years of service. WRIT makes contributions to the plan on behalf of the participant ranging from 9.5% to 19% of base salary. The exact contribution percentage is based on the participant's current age and service such that, at age 65, the participant could be expected to have an accumulation (under assumptions made under the plan) that is approximately equal to the present value of a life annuity sufficient to replace 40% of his or her final three year average salary. Vesting generally occurs based on a minimum of 10 years of service or upon death, total and permanent disability, involuntary discharge other than for cause, or retirement or voluntary termination if the participant does not engage in prohibited competitive activities during the two-year period after such retirement or voluntary termination.
WRIT accounts for this plan in accordance with EITF 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the investments are reported at fair value, and unrealized holding gains and losses are included in earnings. For the years ended December 31, 2011, 2010 and 2009, WRIT recognized current service cost of $334,000, $344,000 and $280,000, respectively.
Deferred Compensation Plan
Beginning in 2007, WRIT adopted a new plan that allows officers to voluntarily defer salary and STIP awards. Prior to January 1, 2011, salary deferrals were credited during the year with earnings based on 10-Year U.S. Treasury Securities as of the first business day of the year. From and after January 1, 2011, salary deferrals will be credited during the year with earnings based on the weighted average interest rate on WRIT's fixed rate bonds as of December 31 of each calendar year. STIP awards are deferred as restricted share units, with a 25% match of restricted share units on the deferred amount. The 25% match cliff vests after three years. STIP deferrals and matching contributions will increase and decrease in value as the common shares increase or decrease. Participants may elect to defer receipt of payments to the earliest of (i) a specified distribution date that is at least three years from the last day of the year in which the deferral amounts were earned, (ii) the date the participant terminates employment from WRIT, (iii) the participant's death, (iv) the date the participant sustains total and permanent disability, or (v) a change in control. The deferred salary and interest accruals are unfunded and payments are to be made out of the general assets of WRIT.
Perquisites
NEOs participate in other employee benefit plans generally available to all employees on the same terms. In addition,

the NEOs are provided with supplemental life insurance and granted an automobile allowance. The Compensation Committee believes that these benefits are reasonable and consistent with its overall compensation program to better enable WRIT to attract and retain key employees. For information on specific benefits and perquisites, see the footnotes to the Summary Compensation Table.
Change in Control Termination Agreements
The change in control agreements with the NEOs discussed below provide for continuation of payments and benefits in the event of termination due to a “change in control” (as defined in these agreements). The basic rationale for these change in control protections is to diminish the potential distractions due to personal uncertainties and risks that inevitably arise when a change in control is threatened or pending.
The termination benefits payable in connection with a change in control require a “double trigger,” which means that (i) there is a “change in control” (as that term is defined in the agreement) and (ii) after the change in control, the covered NEO's employment is “involuntarily terminated” by WRIT or its successor but not for “cause” (as both terms are defined in the agreement) or by the NEO for “good reason” (as defined in the agreement) within 24 to 36 months of the change in control (as such period is specified in the covered NEO's agreement). A double trigger was selected to enhance the likelihood that an executive would remain with WRIT after a change in control because the executive would not receive the continuation of payments and benefits if he or she voluntarily resigned after the change in control. Thus, the executive is protected from actual or constructive dismissal after a change in control and any new controlling party or group is better able to retain the services of a key executive.
The formula to calculate the change in control benefit is similar for each of the NEOs, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:
A. A continuation of base salary at the rate in effect as of the termination date for a period based on the levels below:

Executive Position	Period
Chief Executive Officer	36 months
Executive Vice Presidents	24 months
Senior Vice Presidents	24 months
B. Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.
C. Payment of the full cost to continue coverage under WRIT's group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time the NEO receives salary continuation up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.
D. Immediate vesting in all unvested common share grants, restricted share units and performance share units granted to the NEO under WRIT's 2007 Omnibus Long Term Incentive Plan and immediate vesting in the deferred compensation plans.
E. If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. The intention is to place the NEO in the same position for federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to the NEO.
In addition to our change in control agreements, our STIP and LTIP each provide for particular awards to be made in the event of a change in control that occurs during the performance period under each such plan. These awards are described in further detail under the headings “Short-term Incentive Plan (STIP)” and “Long-term Incentive Plan (LTIP)” above.
For detailed information on these payments, see “Potential Payments upon Change in Control” on page 30.
Additional Executive Compensation Matters
Say On Pay Results and Consideration
Our 2011 advisory, non-binding say-on-pay proposal received the following votes:

For	Against	Abstain	Broker Non-Votes
46,326,746	1,236,956	565,916	11,967,696

The Compensation Committee considered the foregoing results in connection with the discharge of its responsibilities. Because the 2011 advisory, non-binding say-on-pay proposal received the approval of more than 97% of our shareholders who cast a vote, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.
Say When on Pay
On July 28, 2011, the Board determined that, consistent with the Board's recommendation for the 2011 annual meeting, WRIT will hold future “say on pay” votes on an annual basis until the next required vote regarding the frequency of “say on pay” votes is conducted.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the public company's NEOs. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The benefits under our short-term incentive and long-term incentive plans do not qualify as “performance based” under Section 162(m). WRIT also believes that it must maintain the flexibility to take actions which it deems to be in the best interests of WRIT but which may not qualify for tax deductibility under Section 162(m).
Share Ownership Policy
The Compensation Committee believes that common share ownership allows executives to better understand the viewpoint of shareholders and incentivizes them to enhance shareholder value. As a result, on February 18, 2010, the Compensation Committee and Board adopted stock ownership guidelines for executives which were incorporated by the Board into our Corporate Governance Guidelines. On October 27, 2010, the Compensation Committee and Board adopted a formal stock ownership policy, which formalized and effectuated the stock ownership guidelines previously adopted on February 18, 2010.
The stock ownership policy requires each executive to retain an aggregate number of common shares having a market value at least equal to a specified multiple of such executive's 2010 annual base salary. The applicable multiples of base salary required to be held are as follows:

•	Chief Executive Officer: 3 times

•	Executive Vice President: 2 times

•	Senior Vice President/Managing Director: 1 time
The policy requires that each executive attain the level set forth above within five years after his or her date of employment with WRIT or February 18, 2015 (which is five years after the commencement of the stock ownership guidelines on February 18, 2010), whichever is later. The aggregate number of common shares required to be held by each executive in office on February 18, 2010, was determined based on the market value of common shares for the 60 trading days prior to such date. For executives hired or promoted in the future, the aggregate number of common shares or additional common shares required to be held by such executive will be determined based on the market value of common shares on the 60 trading days prior to the date of such hiring or promotion, as applicable. Once established, an executive's common share ownership goal will not change because of changes in his or her base salary or fluctuations in WRIT's common share price.
The policy also contains additional terms and conditions, including an interim ownership requirement for executives during the transition period to the full requirements. Under the interim ownership requirement, executives subject to the policy as of February 18, 2010 must achieve 50% of their share ownership goal by August 18, 2012.
The multiples of base salary reflected in the stock ownership guidelines above were determined by the Compensation Committee based on the recommendation of the Hay Group (the Compensation Committee's consultant at the time the stock ownership guidelines were adopted), which had presented the Compensation Committee with a survey of stock ownership requirements in the peer group utilized by the Compensation Committee for 2010 compensation and a survey of stock ownership practices of large public companies.
Compensation Committee Matters
The Compensation Committee is responsible for making executive compensation decisions and recommending to the Board an overall executive compensation policy. The Compensation Committee is also responsible for making decisions and recommendations to the Board with respect to employee compensation and benefit plan matters. In addition, the Compensation Committee is required to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable SEC rules and regulations.
The Compensation Committee is comprised of at least three and no more than six independent members of the Board (as the term “independent” is defined under the applicable listing standards of the New York Stock Exchange). The current Compensation Committee charter was adopted on February 20, 2003 and was revised on September 13, 2005, March 23, 2007 and December 12, 2008. A copy of the Compensation Committee Charter can be found on our website at www.writ.com. Among other matters, the Compensation Committee charter provides the Compensation Committee with the independent authority to retain and terminate any compensation consulting firms or other advisors to assist in the evaluation of trustee, Chief Executive Officer and other executive compensation.
The Compensation Committee meets at least once annually or more frequently as circumstances require. Each meeting allows time for an executive session in which the Compensation Committee and outside advisors, if requested, have an opportunity to discuss all executive compensation issues without members of management being present. During 2011, the Compensation Committee held four meetings.
Compensation Consultant Matters
Pursuant to the Compensation Committee charter, the decision to retain an independent consultant (as well as other advisors) is at the sole discretion of the Compensation Committee, and any such independent consultant works at the direction of the Compensation Committee.
In May 2010, the Compensation Committee elected to engage a new independent consultant. After an extensive interview process, the Compensation Committee selected and engaged FPL Associates as its independent consultant. The Compensation Committee worked extensively with FPL Associates in the second half of 2010 to design the STIP and the LTIP, which commenced operation effective January 1, 2011.
In establishing 2011 executive compensation levels, the Compensation Committee Chairman worked directly with FPL Associates to determine the scope of work to be performed to assist the Compensation Committee in its decision making processes. In conducting its work on 2011 executive compensation levels for the Compensation Committee, FPL Associates also interacted with other members of the Compensation Committee, the Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary and the Executive Vice President and Chief Financial Officer.
As noted above, FPL Associates provided the Compensation Committee with competitive pay analyses regarding both the broader market (including the NAREIT survey) and a group of 20 public REITs. FPL Associates attended Compensation Committee meetings and, upon request by the Compensation Committee, executive sessions to provide advice and counsel regarding decisions facing the Compensation Committee.
Role of Executives in Establishing Compensation
The Compensation Committee believes management input is important to the overall effectiveness of WRIT's executive compensation program. The Compensation Committee believes that even the best advice of an independent consultant must be combined with management input and the business judgment of the Compensation Committee members to arrive at a proper alignment of compensation philosophy, programs and practices. The Chief Executive Officer, the Executive Vice President - Accounting, Administration and Corporate Secretary and the Executive Vice President and Chief Financial Officer are the management members who interact most closely with the Compensation Committee. These individuals work with the Compensation Committee to provide their perspective on compensation strategies and how to align them with our business strategy. They also provide feedback on how well our compensation programs appear to be working. In addition, these individuals and the Senior Vice President and General Counsel regularly attend Compensation Committee meetings to participate in the presentation of materials and discussion regarding compensation issues.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to WRIT that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
William G. Byrnes, Compensation Committee Member
Edward S. Civera, Compensation Committee Chairman
Thomas Edgie Russell, III, Compensation Committee Member
Wendelin A. White, Compensation Committee Member

Compensation Tables
Summary Compensation Table
The Summary Compensation Table has been prepared to comply with the disclosure requirements of the SEC. The Summary Compensation Table includes as compensation for the indicated year all incentive compensation awards granted in that year, even though the awards were made with respect to performance in other years.  For example, 2011 compensation indicated in the Summary Compensation Table includes a three-year performance-based LTIP award granted in 2011 even though the payout amount will not be determined until the end of the performance period (i.e., December 31, 2013). For a more complete explanation, please refer to footnote (1) below. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 27.

(a)	(b)	(c)	(e)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
George F. McKenzie	2011	$460,000	$2,817,824	$533,048	$115,270	$3,926,142	(1)
President and Chief Executive Officer	2010	414,375	276,238	491,449	106,606	1,288,669
	2009	405,521	1,360,162	466,735	100,033	2,332,451

William T. Camp	2011	340,000	1,302,045	323,612	68,771	2,034,428	(1)
Executive Vice President, Chief	2010	325,050	162,523	294,008	66,455	848,036
Financial Officer	2009	320,925	806,383	284,729	164,848	1,576,885

Laura M. Franklin	2011	340,000	1,309,101	328,168	59,095	2,036,364	(1)
Executive Vice President, Accounting,	2010	325,050	162,523	291,570	57,151	836,294
Administration and Corporate Secretary	2009	320,925	806,383	279,927	55,866	1,463,101

Michael S. Paukstitus	2011	280,000	856,113	183,120	62,619	1,381,852	(1)
Senior Vice President - Real Estate	2010	270,875	90,299	205,296	61,203	627,673
	2009	267,437	444,372	198,702	58,638	969,149

Thomas L. Regnell	2011	280,000	861,720	188,720	59,842	1,390,282	(1)
Senior Vice President - Acquisitions	2010	270,875	90,299	210,578	58,390	630,141
	2009	267,437	444,372	195,234	57,840	964,883

(1)
Column (e) represents the total grant date fair value of all equity awards computed in accordance with FASB ASC Topic 718. It is not possible to predict the extent to which the performance measures for the three-year LTIP concluding December 31, 2013, will be achieved or the final award that will ultimately be realized by the NEO. The estimated grant date fair value of such three-year LTIP awards are as follows:

Grant Date Fair Value of Three-Year LTIP Awards Granted in 2011
George F. McKenzie	$2,276,800
William T. Camp	978,418
Laura M. Franklin	978,418
Michael S. Paukstitus	672,980
Thomas L. Regnell	672,980
For performance-based awards, the amounts are based on the probable outcome of the performance conditions as of the grant date. The 2011 year includes the grant date fair value of the three-year performance-based LTIP award which is based on achieving various performance objectives within a performance period commencing January 1, 2011, and concluding December 31, 2013. The assumptions used in the grant date fair value calculations for the 40% component of the LTIP award based on absolute and relative TSR are included in Note 7 to the consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2011. For the remaining 60% component of the LTIP based on strategic plan fulfillment, the grant date fair value was determined to be target performance level. For an alternative view that we believe more accurately reflects incentive compensation received for a given year, we urge you to refer to the Total Direct Compensation Table on page 27.
(2) No common share awards granted to the NEOs listed above were forfeited during 2011, 2010 or 2009. Due to an administrative delay in the timing of grant dates for our performance share units, we made two grants of performance share units in 2009. One of these grants, relating to the 2009-2011 performance period, was made in February 2009 and would typically have been made in December 2008. The other grant was made in December 2009 and related to the 2010-2012 performance period. Based on applicable SEC requirements, each of these grants appears as 2009 compensation in the “Stock Awards” column (column (e)) and “Total” column (column (j)).

(3)
The NEOs non-equity incentive plan compensation for 2011, 2010 and 2009, which is reported in this table, was determined by the Compensation Committee at its December 1, 2011, December 14, 2010, and December 15, 2009 meetings, respectively. For 2011, 80% of the cash award was paid shortly after the meeting with the remaining 20% paid out in February 2011. For 2010 and 2009, 80% was paid shortly after the meetings with the remaining 20% paid out in February 2011 and February 2010, respectively. The payments were recorded as expenses for the year to which they relate.

(4)
For 2011, the amounts shown in column (i) include term life insurance premiums, matching contributions to WRIT's 401(k) Plan, auto allowances, and SERP contributions as follows: $6,786, $7,350, $13,738 and $87,396, respectively, for Mr. McKenzie; $2,717, $7,350, $6,000 and $52,704, respectively, for Mr. Camp; $1,549, $7,350, $6,000 and $44,196, respectively, for Ms. Franklin; $5,765, $7,350, $6,100 and $43,404, respectively, for Mr. Paukstitus; and $1,590, $7,350, $6,106 and $44,796, respectively, for Mr. Regnell. For 2010, the amounts shown in column (i) include term life insurance premiums, matching contributions to WRIT's 401(k) Plan, auto allowances, and SERP contributions as follows: $6,786, $7,350, $13,738 and $78,732, respectively, for Mr. McKenzie; $2,717, $7,350, $6,000 and $50,388, respectively, for Mr. Camp; $1,549, $7,350, $6,000 and $42,252, respectively, for Ms. Franklin; $5,765, $7,350, $6,100 and $41,988, respectively, for Mr. Paukstitus; and $1,590, $7,350, $6,106 and $43,344, respectively, for Mr. Regnell. For 2009, the amounts shown in column (i) include term life insurance premiums, matching contributions to WRIT's 401(k) Plan, auto allowances, and SERP contributions as follows: $1,893, $7,350, $13,738 and $77,052, respectively, for Mr. McKenzie; $2,716, $7,350, $1,500 and $49,747, respectively, for Mr. Camp; $793, $7,350, $6,000 and $41,723, respectively, for Ms. Franklin; $3,730, $7,350, $6,100 and $41,458, respectively, for Mr. Paukstitus; and $1,590, $7,350, $6,106 and $42,794, respectively, for Mr. Regnell. Mr. Camp's 2009 amount in column (i) also includes $70,197 in non-qualified moving and temporary housing expenses reimbursed to Mr. Camp and $33,338 in tax reimbursement for such non-qualified expenses. As a condition to Mr. Camp's employment as Chief Financial Officer, WRIT required Mr. Camp to relocate immediately from St. Louis, Missouri to Washington, D.C. and agreed to reimburse him for all expenses of such relocation and for temporary housing (during the period his family remained in St. Louis).

Total Direct Compensation Table
The SEC's calculation of total compensation, as shown in the 2011 Summary Compensation Table set forth on page 25, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows the equity incentive compensation awards that were actually received with respect to the applicable year, not the year the award was made.

(a)	(b)	(c)	(e)	(g)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Direct Compensation ($)
George F. McKenzie	2011	$460,000	$1,263,064	$533,048	$115,270	$2,371,382
	2010	414,375	837,141	491,449	106,606	1,849,571
	2009	405,521	632,489	466,735	100,033	1,604,778

William T. Camp	2011	340,000	753,022	323,612	68,771	1,485,405
	2010	325,050	162,523	294,008	66,455	848,036
	2009	320,925	160,060	284,729	164,848	930,562

Laura M. Franklin	2011	340,000	760,078	328,168	59,095	1,487,341
	2010	325,050	525,098	291,570	57,151	1,198,869
	2009	320,925	388,470	279,927	55,866	1,045,188

Michael S. Paukstitus	2011	280,000	421,078	183,120	62,619	946,817
	2010	270,875	332,013	205,296	61,203	869,387
	2009	267,437	210,039	198,702	58,638	734,816

Thomas L. Regnell	2011	280,000	426,685	188,720	59,842	955,247
	2010	270,875	332,013	210,578	58,390	630,141
	2009	267,437	215,464	195,234	57,840	735,975

(1)
These amounts differ substantially from the amounts reported as Stock Awards in column (e) in the Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the Summary Compensation Table. Total Direct Compensation in this table represents: (1) total compensation, as determined under applicable SEC rules and as set forth in column (j) in the Summary Compensation Table on page 25, minus (2) the aggregate fair value of equity awards as reflected in the Stock Awards column (e) in the Summary Compensation Table, plus (3) incentive compensation awards that were actually received with respect to the applicable year.

Grants of Plan-Based Awards
The following table presents information regarding restricted share awards granted to the NEOs during 2011 under WRIT's STIP, LTIP and deferred compensation plan.

(a)	(b)	(f)	(g)	(h)	(i)		(l)
Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
George F. McKenzie	12/30/2011	—	—	—	16,967	(1)	$464,047
	12/30/2011	—	—	—	292	(2)	7,986
	2/17/2011	1,200,000	2,250,000	4,050,000		(3)	2,276,800
	2/17/2011	—	—	—	2,232	(4)	68,991

William T. Camp	12/30/2011	—	—	—	9,968	(1)	272,625
	2/17/2011	510,000	969,000	1,734,000	—	(3)	978,418
	2/17/2011	—	—	—	1,650	(4)	51,002

Laura M. Franklin	12/30/2011	—	—	—	10,134	(1)	277,165
	12/30/2011	—	—	—	92	(2)	2,516
	2/17/2011	510,000	969,000	1,734,000	—	(3)	978,418
	2/17/2011	—	—	—	1,650	(4)	51,002

Michael S. Paukstitus	12/30/2011	—	—	—	5,160	(1)	141,126
	2/17/2011	336,000	672,000	1,176,000	—	(3)	672,980
	2/17/2011	—	—	—	1,359	(4)	42,007

Thomas L. Regnell	12/30/2011	—	—	—	5,365	(1)	146,733
	2/17/2011	336,000	672,000	1,176,000	—	(3)	672,980
	2/17/2011	—	—	—	1,359	(4)	42,007

(1)
WRIT's STIP awards restricted shares and cash based on achievement of various performance levels for core FFO per share, core FAD per share, same-store NOI growth, strategic acquisition/disposition activity and individual objectives, each of which is weighted 20%. Awards are paid 50% in restricted shares. These restricted shares vest over a three-year period commencing at the end of the one-year performance period.

(2)	Amounts represent employer matching contribution shares made in connection with the 2011 deferral elections under the deferred compensation plan.

(3)
WRIT's LTIP awards restricted share awards based on achievement of various performance objectives within a three-year performance period (commencing January 1, 2011 and concluding December 31, 2013). The performance will be evaluated on both objective and subjective performance goals. The objective goals are absolute and relative shareholder return weighted each at 20% and the subjective goals are based on strategic plan fulfillment as evaluated by the Compensation Committee and are weighted at 60%. These share awards will be payable 50% in unrestricted shares at the end of the three-year performance period and 50% in restricted shares that will vest over a one-year period commencing following the end of the three-year performance period. For performance below threshold levels, no incentives will be paid pursuant to the program, and the maximum award will only be paid if actual performance meets or exceeds the high level of performance.

(4)	Amounts represent service-based restricted share awards that vest over three years, with one-third vesting on each anniversary of the date of the grant.
For unvested and vested restricted shares, an amount equal to the dividends granted on the shares is paid in cash at the same time dividends on common shares are paid.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2011, including the vesting dates for the portion of these awards that had not vested as of that date.

(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
		Option Values			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (7)
George F. McKenzie (2)	19,975	$25.61	12/15/2012	57,666	$1,577,165	—	$2,276,800

William T. Camp (3)	—			34,312	938,433	—	978,418

Laura M. Franklin (4)	12,493	25.61	12/15/2012	34,514	943,958	—	978,418

Michael S. Paukstitus (5)	—			19,149	523,725	—	672,980

Thomas L. Regnell (6)	—			19,394	530,426	—	672,980

(1)	All options described in this column (b) have fully vested.

(2)
Mr. McKenzie's share awards listed in column (g) will vest according to the following schedule: 1,260 shares will vest on 12/14/2012; 3,640 shares will vest ratably over 2 years on 12/12/12 and 12/12/13; 6,051 shares will vest ratably over 3 years on 12/15/12, 12/15/13 and 12/15/14; 8,276 shares will vest ratably over 4 years on 2/18/12, 2/18/13, 2/18/14 and 2/18/15; 192 shares will cliff vest in 2 years on 12/31/2013; 19,500 shares vest on 12/31/12; 1,488 shares will vest ratably over 2 years on 12/31/12 and 12/31/13; 16,967 shares will vest ratably over 3 years on 12/31/12, 12/31/13 and 12/31/14; 292 shares will cliff vest in 3 years on 12/31/14.

(3)
Mr. Camp's share awards listed in column (g) will vest according to the following schedule: 3,277 shares will vest ratably over 2 years on 11/11/2012 and 11/11/2013; 3,598 shares will vest ratably over 3 years on 12/15/12, 12/15/13 and 12/15/14; 4,869 shares will vest ratably over 4 years on 2/18/12, 2/18/13, 2/18/14 and 2/18/15; 11,500 shares vest on 12/31/12; 1,100 shares will vest ratably over 2 years on 12/31/12 and 12/31/13; 9,968 shares will vest ratably over 3 years on 12/31/12, 12/31/13 and 12/31/14.

(4)
Ms. Franklin's share awards listed in column (g) will vest according to the following schedule: 780 shares will vest on 12/14/2012; 2,360 shares will vest ratably over 2 years on 12/12/12 and 12/12/13; 3,598 shares will vest ratably over 3 years on 12/15/12, 12/15/13 and 12/15/14; 4,869 shares will vest ratably over 4 years on 2/18/12, 2/18/13, 2/18/14 and 2/18/15; 81 shares will cliff vest in 2 years on 12/31/2013; 11,500 shares vest on 12/31/12; 1,100 shares will vest ratably over 2 years on 12/31/12 and 12/31/13; 10,134 shares will vest ratably over 3 years on 12/31/12, 12/31/13 and 12/31/14; 92 shares will cliff vest in 3 years on 12/31/14.

(5)
Mr. Paukstitus's share awards listed in column (g) will vest according to the following schedule: 420 shares will vest on 12/14/2012; 1,560 shares will vest ratably over 2 years on 12/12/12 and 12/12/13; 1,998 shares will vest ratably over 3 years on 12/15/12, 12/15/13 and 12/15/14; 2,705 shares will vest ratably over 4 years on 2/18/12, 2/18/13, 2/18/14 and 2/18/15; 6,400 shares vest on 12/31/12; 906 shares will vest ratably over 2 years on 12/31/12 and 12/31/13; 5,160 shares will vest ratably over 3 years on 12/31/12, 12/31/13 and 12/31/14.

(6)
Mr. Regnell's share awards listed in column (g) will vest according to the following schedule: 460 shares will vest on 12/14/2012; 1,560 shares will vest ratably over 2 years on 12/12/12 and 12/12/13; 1,998 shares will vest ratably over 3 years on 12/15/12, 12/15/13 and 12/15/14; 2,705 shares will vest ratably over 4 years on 2/18/12, 2/18/13, 2/18/14 and 2/18/15; 6,400 shares vest on 12/31/12; 906 shares will vest ratably over 2 years on 12/31/12 and 12/31/13; 5,365 shares will vest ratably over 3 years on 12/31/12, 12/31/13 and 12/31/14.

(7)	Represents the fair value of the three-year performance-based LTIP award granted in 2011 in accordance with FASB ASC Topic 718 as described in the Summary Compensation Table footnote (1).

Option Exercises and Stock Vested
The following table shows information concerning the exercise of options during 2011 by each of the NEOs and the value realized on vesting of common share awards in 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George F. McKenzie	29,576	$230,578	35,442	$972,589
William T. Camp	—	—	20,305	560,957
Laura M. Franklin	1,500	5,775	21,314	584,835
Michael S. Paukstitus	—	—	11,696	320,982
Thomas L. Regnell	—	—	12,111	332,196
Non-Qualified Deferred Compensation
The following table presents information regarding the contributions to and earnings on the NEOs' deferred compensation balances during 2011 and also shows the total deferred amounts for the NEOs as of December 31, 2011.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contribution in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
George F. McKenzie	$31,983	$2,379	$(2,340)	$(19,595)	$88,161
William T. Camp	—	—	—	—	—
Laura M. Franklin	10,000	2,407	(1,902)	—	47,820
Michael S. Paukstitus	—	—	—	—	—
Thomas L. Regnell	—	—	—	—	—

(1)	The amounts reflected in this column are reported as compensation for the last completed fiscal year in the Summary Compensation Table.

(2)	The amounts reflected in this column were reported as compensation in prior fiscal years and are included in this table due to vesting during the last completed fiscal year.

(3)
The amounts reflected in this column are not included in the Summary Compensation Table because they do not constitute “above- market” or “preferential” earnings, as those terms are defined in SEC Regulation S-K 402(c)(2)(viii)(B).

(4)
The amounts reflected in this column include contributions reported as compensation for the last fiscal year, as set forth in columns (b) and (c), amounts reported as compensation in prior fiscal years and earnings (which were not required to be reported as compensation), less aggregate withdrawals/distributions currently and previously reported in this table.

Potential Payments upon Change in Control
WRIT has entered into change in control agreements with the NEO's which entitle them to continuation of compensation and other benefits if WRIT is subject to a change in control, the NEO's employment with WRIT or its successor is terminated by WRIT or its successor, other than for “cause,” or by the NEO for “good reason” and such termination occurs within the 24 or 36 months of the change in control. The formula to calculate the change in control benefit is similar for each of the NEO's, with the variable being whether the benefit will be paid for 24 or 36 months. The formula is as follows:

1.	Continuation of base salary at the rate in effect as of the termination date for a period of 24 or 36 months from the date of termination.

2.
Payment of an annual bonus for each calendar year or partial calendar in which the NEO receives salary continuation as described above, in an amount equal to the average annual short-term incentive plan compensation received during the three years prior to the involuntary termination.

3.
Payment of the full cost of COBRA continuation coverage for the period of time in which salary continuation pursuant to the change in control agreement is paid, up to a maximum of 18 months or until the NEO obtains other comparable coverage, whichever is sooner.

4.
Immediate vesting in all unvested common share grants, restricted share units and performance share units granted to the NEO under WRIT's long-term incentive plan and immediate vesting in the SERP and deferred compensation plans.

The following table lists the NEO's and the estimated amounts they would have become entitled to under their change in control agreements had their employment with WRIT terminated on December 31, 2011, under the circumstances described above.

Name of NEO	2011 Base Salary ($)	Average 3 Year Cash Bonus ($)	Annual Change in Control Benefit Amount ($)	Change in Control Benefit Formula (# of months)	Vesting of all unvested Share Grants, SERP and Deferred Compensation ($)	Total Change in Control Benefit Amount (1)(2) ($)
George F. McKenzie	$460,000	$674,760	$1,134,760	36	$3,853,965	$7,258,245
William T. Camp	340,000	408,654	748,654	24	2,097,961	3,595,269
Laura M. Franklin	340,000	409,278	749,278	24	1,922,376	3,420,932
Michael S. Paukstitus	280,000	256,746	536,746	24	1,360,807	2,434,299
Thomas L. Regnell	280,000	261,084	541,084	24	1,203,406	2,285,574
			TOTAL:			$18,994,319

(1)	The cost of COBRA continuation benefits has not been included in the total change in control benefit amount, as the value would not be material.

(2)
If the NEO is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the NEO will receive a tax gross-up payment. No amounts have been included in the total change in control benefit amount to account for any such gross-up payments.

Compensation Policies and Risk Management
The Compensation Committee members review an annual analysis of the principal elements of executive and non-executive compensation to determine whether they encourage excessive risk-taking. While the Compensation Committee members focused primarily on the compensation of the executive officers because risk-related decisions depend predominantly on their judgment, the analysis also covered other WRIT employees operating in decision-making capacities. The analysis noted the following considerations:

•
A significant percentage of compensation is equity-based, long-term compensation under the STIP and LTIP, both of which provide for equity-based compensation. Awards made under the STIP are payable 50% in restricted shares that vest over a three-year period. Awards made under the LTIP are made after a three-year performance period. At the conclusion of such three-year performance period, the LTIP awards are payable (i) 50% in unrestricted shares and (ii) 50% in restricted shares that vest over a one-year period commencing at the conclusion of the three-year performance period. This significant use of restricted shares encourages our executives to focus on sustaining our long-term performance because unvested awards could significantly decrease in value if our business were not managed with long-term interests in mind.

•
The STIP and LTIP utilize a balanced variety of performance goals. The STIP, as revised for 2012, utilizes aggregate financial performance (comprised of core FFO per share, core FAD per share and same store NOI growth) at a 60% weighting, strategic acquisition/disposition activity at a 20% weighting and the executive's individual performance compared to individual goals at a 20% weighting. The LTIP utilizes absolute TSR (20% weighting), relative TSR (20% weighting) and strategic plan fulfillment (60% weighting). As a result, the benefit plan design contains several performance goals intentionally selected by the Compensation Committee with the goal of aligning executive compensation with long-term creation of shareholder value and fulfillment of WRIT's strategic planning objectives.

•
For each executive, the target incentive award is based on a percentage of base salary ranging from 100% to 225% for the STIP and 65% to 150% (measured on an annualized basis) for the LTIP. For the STIP, the actual award paid to the executive can range from a 50% to 54% of the target incentive award for threshold performance and 172% to 177% of the target incentive award for high performance. For the LTIP, the actual award paid to the executive can range from a 50% to 54% of the target incentive award for threshold performance and 175% to 180% of the target incentive award for high performance. As a result, the STIP and LTIP contain reasonable award opportunities that are capped at appropriate maximum levels.

•
The Compensation Committee retains discretion under the STIP and LTIP with respect to all or a significant portion of the total awards. Under the STIP, aggregate financial performance, strategic acquisition/disposition activity and the participant's performance compared to individual objectives represent all of the performance goals under the STIP

(i.e., 100% of the performance goals are determined in the Compensation Committee's (or Chief Executive Officer's) discretion). Under the LTIP, strategic plan fulfillment, which is determined in the Compensation Committee's discretion, carries a 60% weighting.

•
WRIT has adopted a stock ownership policy by which each executive is required to maintain a multiple of his or her base salary in common shares. The multiples are 3x (for the Chief Executive Officer), 2x (for Executive Vice Presidents) and 1x (for Senior Vice Presidents and Managing Directors). This ownership policy requires each executive to maintain a meaningful equity interest that could significantly decrease in value if our business were not managed with long-term interests in mind.

We believe this combination of factors encourages prudent management of WRIT. In particular, by structuring our compensation programs to ensure that a considerable amount of the wealth of our executives is tied to our long-term health, we believe we discourage executives from taking risks that are not in our long-term interests.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, composed of Chairman Civera, Messrs. Byrnes and Russell, and Ms. White, was responsible for making decisions and recommendations to the Board with respect to compensation matters. There are no Compensation Committee interlocks and no WRIT employee serves on the Compensation Committee.
AUDIT COMMITTEE MATTERS
Audit Committee Report
The Board maintains an Audit Committee, currently comprised of five of WRIT's independent trustees. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies Section 303A of the New York Stock Exchange's listed company manual. The Audit Committee oversees WRIT's financial process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm Ernst & Young LLP is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and the effectiveness of WRIT's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and management's assessment of the effectiveness of WRIT's internal controls over financial reporting.
The Audit Committee discussed with WRIT's independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of WRIT's internal controls and the overall quality of WRIT's financial reporting.
The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, and not just the acceptability, of WRIT's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence from management and WRIT. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in WRIT's Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
William G. Byrnes, Audit Committee Member
Terence C. Golden, Audit Committee Member
Charles T. Nason, Audit Committee Chairman
Thomas Edgie Russell, III, Audit Committee Member
Anthony L. Winns, Audit Committee Member

Principal Accounting Firm Fees
The following table sets forth the aggregate fees billed to WRIT for the years ended December 31, 2011 and 2010 by WRIT's independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the public accountant's independence.

	2011	2010	Explanatory Notes
Audit Fees	$909,000	$1,030,000	(a), (c)
Audit-Related Fees	—	—
Tax Fees	236,600	99,900	(b), (d)
Total Fees	$1,145,600	$1,129,900

(a)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(b)	Includes fees and expenses for services rendered from January through the end of the fiscal year, notwithstanding when the fees and expenses were billed.

(c)	Audit fees include the annual audit fee and fees for reviews of the offering memorandums, performance of comfort procedures, and issuance of comfort and bring down letters.

(d)	Fees for tax services, including tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

 PROPOSAL 1:
ELECTION OF TRUSTEES
Description of Proposal
Charles T. Nason, Thomas Edgie Russell, III and Anthony L. Winns have been nominated for election as trustees at the Annual Meeting, to serve for a term of three years and until their successors are duly elected and qualify.
All of the nominees are currently serving as trustees, and they were recommended for nomination for re-election by the members of the Corporate Governance/Nominating Committee.

Voting Matters
Under our bylaws, the election of the trustees requires the affirmative vote of a majority of the total votes cast for and against such trustee. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
If any of Messrs. Nason, Russell or Winns were to become unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy Card will have discretionary authority to vote pursuant to the Proxy Card for a substitute nominee nominated by the Board, or the Board, on the recommendation of the Corporate Governance/Nominating Committee, may reduce the size of the Board and number of nominees.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. NASON, RUSSELL AND WINNS.

PROPOSAL 2:
RATIFICATION OF AUDITOR
Description of Proposal
The firm of Ernst & Young LLP served as WRIT's independent registered public accounting firm for 2011. The Audit Committee has appointed Ernst & Young LLP as WRIT's independent registered public accounting firm for 2012.
If this appointment is not ratified by our shareholders, the Audit Committee may re-consider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of WRIT.
Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Voting Matters
Under our bylaws, ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the votes cast. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS WRIT'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PROPOSAL 3:
EXECUTIVE COMPENSATION ADVISORY VOTE
Description of Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we provide our shareholders with the opportunity to vote, on an advisory basis, on the compensation of our named executive officers, or NEOs, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal is commonly known as a “say-on-pay” proposal.
Please review the section of this Proxy Statement entitled “Executive Compensation” for additional details regarding our executive compensation program. Such section includes, on page 12, a “CD&A Executive Summary” describing the goals of WRIT's executive compensation program and the significant actions taken by the Compensation Committee during the 2011 compensation year.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal gives our shareholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that WRIT's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in WRIT's Proxy Statement for the 2012 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and narrative discussions and the other related tables and disclosure.”
As provided by the Dodd-Frank Act, this vote is advisory, and therefore not binding on WRIT, the Board or the Compensation Committee. However, the Board and Compensation Committee value the views of our shareholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Voting Matters
Under our bylaws, approval of the say-on-pay proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
Notwithstanding the approval requirements set forth in the previous paragraph, the vote remains advisory, and the Board and Compensation Committee value the opinions of the shareholders regardless of whether approval (as defined in the previous paragraph) is actually obtained.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees, officers and persons who own more than 10% of the common shares file initial reports of ownership of the common shares and changes in such ownership with the SEC. To WRIT's knowledge, based solely on a review of copies of forms submitted to WRIT during and with respect to 2011 and on written representations from our trustees and executive officers, all required reports were filed on a timely basis during 2011.
Annual Report
WRIT's 2011 Annual Report to Shareholders is being mailed or made available electronically to shareholders concurrently with this Proxy Statement and does not form part of proxy solicitation material.
Shareholders may also request a free copy of our 2011 Annual Report on Form 10-K, including applicable financial statements, schedules and exhibits by sending a written request to: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention Investor Relations. Alternatively, shareholders can access the 2011 Form 10-K and other financial information on our website at: http://www.writ.com.
Code of Ethics
WRIT has adopted a Code of Ethics that applies to all of its trustees, officers and employees. The Code of Ethics is available on our website, www.writ.com. A copy of the code is also available upon written request. WRIT intends to post on our website any amendments to, or waivers from, the Code of Ethics promptly following the date of such amendment or waiver.
Corporate Governance Guidelines
WRIT has adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines, as well as the Committee Charters, are available on our website, www.writ.com, and upon written request.
Solicitation of Proxies
Solicitation of proxies may be made by mail, personal interview, telephone or other means by officers, trustees and employees of WRIT for which they will receive no compensation in addition to their normal compensation. WRIT may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common shares that those companies or persons hold of record. WRIT will reimburse these forwarding expenses. The cost of the solicitation of proxies will be paid by WRIT.
WRIT has also hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $8,000 plus expenses for these services.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be “householding” this Proxy Statement and our Annual Report. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: Washington Real Estate Investment Trust, 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, Attention: Investor Relations; telephone 301-984-9400. Shareholders wishing to receive separate copies of our Proxy Statement and Annual Report in the future, or shareholders currently receiving multiple copies of the Proxy Statement and Annual Report at their address who would prefer that only a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.
2013 Annual Meeting
Rule 14a-8 Shareholder Proposals
Under SEC Rule 14a-8, a shareholder may present a proposal to be considered for inclusion in the Proxy Statement relating to our 2013 Annual Meeting. These proposals must be addressed to our Corporate Secretary, sent to our corporate headquarters and received by WRIT no later than December 4, 2012. In addition, they must otherwise be in compliance with applicable laws and SEC regulations.
Nominations and Other Business
Nominations of individuals for election as a trustee and other shareholder proposals (i.e., not under SEC Rule 14a-8) for our 2013 Annual Meeting must, in each case, be made pursuant to timely notice in writing to our Corporate Secretary. The notice must set forth certain information concerning the nomination or proposal, as specified in our current bylaws. Any shareholder who wishes to make such a nomination or proposal must notify us in accordance with our bylaws between November 4, 2012 and 5:00 p.m., Eastern time, on December 4, 2012. The presiding officer of the meeting will refuse to acknowledge any nomination or proposal not made in compliance with the foregoing procedures.

/s/ Laura M. Franklin
Laura M. Franklin
Corporate Secretary

April 3, 2012

WRIT | WASHINGTON REAL ESTATE INVESTMENT TRUST

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 24, 2012.

Vote by Internet

- Go to **www.envisionreports.com/wre**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees unanimously recommends a vote FOR the listed trustee nominees and FOR Proposals 2 and 3.

1. Election of Trustees:

Nominee	For	Against	Abstain
01 - Charles T. Nason	☐	☐	☐
02 - Thomas Edgie Russell, III	☐	☐	☐
03 - Vice Adm. Anthony L. Winns (RET.)	☐	☐	☐

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Proposal	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young as independent registered public accounting firm for 2012	☐	☐	☐
3. Advisory vote on compensation of named executive officers (say-on-pay)	☐	☐	☐

4. In the discretion of the proxies on such other business as may properly come before the meeting

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT AUTHORIZED A PROXY TO VOTE VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Washington Real Estate Investment Trust

PROXY FOR 2012 ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder of Washington Real Estate Investment Trust, a Maryland real estate investment trust (the "Company"), hereby appoints George F. McKenzie and Laura M. Franklin, or either of them, with full power of substitution in each of them, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company to be held on May 24, 2012 at the Bethesda North Marriott Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, at 11:00 a.m., and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

ALL PROPERLY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, PROXIES WILL BE VOTED "FOR" THE ELECTION OF THE TRUSTEE NOMINEES LISTED ON THE PROXY CARD, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012 AND"FOR" APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM. ALL PROXIES WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER TO PROPERLY COME BEFORE THE MEETING (OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF), UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.